UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Meritage Homes Corporation

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Dear Fellow Stockholders:

You are cordially invited to join us for our 2014 annual meeting of stockholders, which will be held on May 14, 2014, at 10:00 a.m. local time at our new corporate office location (effective March 31, 2014) at 8800 E. Raintree Drive, Suite 300, Scottsdale, Arizona, 85260. Holders of record of our common stock as of March 20, 2014 are entitled to notice of and to vote at the 2014 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We may also report on matters of current interest to our stockholders at that meeting.

We are pleased to be furnishing these materials to our stockholders via the Internet again this year. We believe this approach provides you with the information that you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we previously mailed to you on or about April 1, 2014.

You are welcome to attend the meeting. However, even if you plan to attend, please vote your shares promptly and prior to the meeting to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or if you request printed copies of these materials, by completing and signing the proxy card enclosed therein and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you may be asked for proof of ownership of these shares to be admitted to the meeting.

We thank you for your support.

Sincerely,

Steven J. Hilton

Chairman and Chief Executive Officer

8800 East Raintree Drive • Suite 300 • Scottsdale, Arizona • 85260 • Phone 480-515-8100

Listed on the New York Stock Exchange — MTH

Notice of Annual Meeting of Stockholders

Date: May 14, 2014

Time: 10:00 a.m. local time

Meritage Homes Corporation (new location)

8800 East Raintree Drive, Suite 300

Scottsdale, Arizona 85260

To Our Stockholders:

You are invited to attend the Meritage Homes Corporation 2014 annual meeting of stockholders at which we will conduct the following business:

1	Election of four Class I Directors, each to hold office until our 2016 annual meeting,

2	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year,

3	Advisory vote to approve compensation of our Named Executive Officers,

4	Approve the Amended and Restated 2006 Stock Incentive Plan,

5	Approve an Amendment to and extension of our Executive Management Incentive Plan.

6	The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.

These items are more fully described in the accompanying proxy. Only stockholders of record at the close of business on March 20, 2014 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY BY USING THE INTERNET, REGULAR MAIL OR TELEPHONE AS DESCRIBED HEREIN OR ON YOUR PROXY CARD.

By Order of the Board of Directors

C. Timothy White, Secretary

Scottsdale, Arizona

March 24, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2014:

THIS PROXY STATEMENT AND MERITAGE’S 2013 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT INVESTORS.MERITAGEHOMES.COM. ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE COOKIES-FREE WEBSITES INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT YOU HAVE RECEIVED.

MERITAGE HOMES  |  2014 Proxy Statement    1

PROXY SUMMARY

MERITAGE HOMES CORPORATION

8800 EAST RAINTREE DRIVE

SUITE 300

SCOTTSDALE, ARIZONA 85260

(480) 515-8100

www.meritagehomes.com

Proxy Summary

This summary highlights selected information contained elsewhere in this proxy statement and is not intended to contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.

General Information

Proxy Statement Purpose

The Board of Directors of Meritage Homes Corporation (“Meritage” or the “Company”) is furnishing this Proxy Statement to solicit your proxy for our 2014 Annual Meeting. This Proxy Statement contains information to help you decide how you want your shares to be voted. This summary highlights selected information from this proxy statement and is not intended to contain all of the information that you should consider. To understand the proposals fully, you should carefully read this entire proxy statement and the other proxy materials identified in the Notice of Internet Availability of Proxy Materials. This proxy statement will be available on the internet, and the notice of proxy materials is first to be mailed to stockholders beginning on or about April 1, 2014.

Date, Time and Place of Meeting

The annual meeting will be held on Wednesday, May 14, 2014, at 10:00 a.m. local time at 8800 East Raintree Drive, Suite 300, Scottsdale, Arizona, 85260. If you require directions to the annual meeting, please call (480) 515-8100.

Who Can Vote

Stockholders who hold shares of our common stock at the close of business on March 20, 2014, the record date, will be entitled to one vote for each share held regarding the matters proposed in this proxy statement. Only holders of record of common stock at the close of business on the record date will be permitted to vote at the meeting, either in person or by valid proxy. On the record date, there were 39,114,486 shares of Meritage common stock outstanding. The common stock is our only outstanding class of voting securities. Each share is entitled to one vote on each proposal to be voted on at the annual meeting.

Voting Information

You can vote in person at the annual meeting or submit a proxy to have your shares represented without attending the annual meeting. The shares represented by a properly executed proxy will be voted as you direct. To submit a proxy, you must follow the instructions provided in this proxy statement and in the Notice. You may submit your proxy via the Internet, regular mail, or by calling the telephone number provided in the Notice, and you will be asked to enter your 11- or 12-digit control number. If you request a printed copy of these materials, you may also fill out and sign the proxy card enclosed therein and return it by mail in the envelope provided.

If you submit a signed proxy but do not indicate any voting instructions, your shares will be voted FOR the election as directors of the nominees named in this proxy statement, FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014, FOR the advisory vote to approve compensation of our named executive officers, FOR the Amended and Restated 2006 Stock Incentive Plan, and FOR the amendment to and extension of our Executive Management Incentive Plan.

You can revoke your proxy any time before it is voted by written notice delivered to the Company’s Secretary, by timely delivery of a later signed proxy (including via the Internet, regular mail, or telephone), or by voting in person at the annual meeting. Attendance at the meeting alone is not sufficient to revoke your proxy. You must also vote your shares to revoke your proxy.

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PROXY SUMMARY

Holders of Record

If your shares are registered directly in your name with our transfer agent, you are considered the “holder of record” of those shares. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name”, and the Notice is being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

Voting Proxies

As the record or beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares. Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. If you do not give instructions to your record holder prior to the meeting, the record holder will be entitled to vote your shares in its discretion only on Proposal 2 (Ratification of Independent Registered Public Accounting Firm) and will not be able to vote your shares on Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote to Approve Compensation of our Named Executive Officers), Proposal 4 (Amended and Restated 2006 Stock Incentive Plan), or Proposal 5 (Amendment to and Extension of our Executive Management Incentive Plan) and your shares will be treated as a “broker non-vote” on those proposals.

Quorum

The presence in person or by proxy of stockholders representing a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists.

The Proposals

The following five proposals will be considered at the Annual Meeting:

Proposal		Board Vote Recommendation	Page Number
1	Election of Directors	FOR Each Director	6
2	Ratification of Auditor	FOR	7
3	Advisory Vote to Approve Compensation of our Named Executive Officers	FOR	8
4	Amended and Restated 2006 Stock Incentive Plan	FOR	10
5	Amendment to and Extension of our Executive Management Incentive Plan	FOR	16

PROPOSAL 1

Election of Directors (page 6)

Each director nominee is up for election for a two year term. Each director nominee is a current director and attended at least 75% of all meetings of the Board and on all Board committees on which he sits.

Name	Age	Director Since	Independent	AC	CC	NGC	LC
Steven J. Hilton	52	1997	No
Raymond Oppel	57	1997	Yes
Richard T. Burke, Sr.	70	2004	Yes
Dana C. Bradford	49	2009	Yes

=	Chair	AC	Audit Committee
=	Member	CC	Executive Compensation Committee
		NGC	Nominating/Governance Committee
		LC	Land Committee

MERITAGE HOMES  |  2014 Proxy Statement    3

PROXY SUMMARY

PROPOSAL 2

Ratification of Auditor (page 7)

Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.

	Summary of Fees
	2013	2012
Audit fees	$1,049,800	$1,142,300
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total fees	$1,049,800	$1,142,300

PROPOSAL 3

Advisory Vote to Approve Compensation of our Named Executive Officers (page 8)

Stockholders will be given the opportunity to vote on an advisory resolution to approve the compensation of our Named Executive Officers (“NEOs”) (commonly referred to as “Say on Pay”).

Our executive compensation program is designed to drive and reward superior corporate performance, both annually and over the long-term. The Board believes the Company’s compensation policies and practices are effective in achieving the Company’s goals of paying for performance and aligning the NEO’s long-term interests with those of our stockholders. Compensation elements for our NEOs include:

Type	Form	Terms
Cash	Base Salary	Competitively market-based
Cash	Annual Incentive Compensation	Based on performance measurements
Cash	Discretionary Bonuses	Based on specific achievements of each individual beyond those of the performance measurements included in the annual incentive compensation calculations subject to approval by Executive Compensation Committee; no discretionary bonuses were paid in 2013
Equity	Long-term Incentive Awards	Equity awards have a three-year service or performance period, with 50% of the total awards contingent upon the achievement of specified performance criteria
Other	Limited perquisites	Primarily auto allowance and the reimbursement of certain life and disability (or equivalent) policies for the benefit of NEOs and their families

PROPOSAL 4

Amended and Restated 2006 Stock Incentive Plan (page 10)

Stockholders will be given the opportunity to approve the Amended and Restated 2006 Stock Incentive Plan that includes an expansion to the performance criteria, an increase to the number of shares available from 3,050,000 to 4,150,000 and the extension of the plan to 2019.

Shares available as of March 20, 2014	432,000
Proposed increase	1,100,000

Proposed shares remaining available for grant	1,532,000

PROPOSAL 5

Amendment to and Extension of our Executive Management Incentive Plan (page 16)

Stockholders will be given the opportunity to approve the expanded performance criteria to the Executive Management Incentive Plan and the extension of the termination date of the Executive Management Incentive Plan to 2019.

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PROXY SUMMARY

Other Matters

The management and Board of Directors of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in this proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote. The entire cost of this solicitation of proxies will be borne by the Company, including expenses incurred in connection with preparing, assembling and mailing the Notice. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending the proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, email or personally.

Notice of Internet Availability of Proxy Materials

On or about April 1, 2014, the Notice of Internet Availability of Proxy Materials (“The Notice”) was mailed to stockholders of record as of the close of business on March 20, 2014 (the “record date”) and this proxy and the related materials were made available on our website. We are furnishing our proxy materials to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. The Notice instructs you as to how you may access and review on the Internet all of the important information contained in the proxy materials, or request a printed copy of those materials. The Notice also instructs you as to how you may vote your proxy.

Company Information

The following information should be reviewed along with the audited consolidated financial statements, notes to consolidated financial statements, report of independent registered public accounting firm and other information included in our 2013 Annual Report to Stockholders that is available on our website at investors.meritagehomes.com.

Information about Meritage is provided on our Internet website at www.meritagehomes.com. Our periodic and current reports, including any amendments, filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) are available, free of charge, on our website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission (“SEC”). The information contained on our website is not considered part of our Exchange Act reports or this proxy statement.

Corporate Governance

Meritage operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities and setting high standards for ethical conduct. Our Board of Directors has established the following governance committees:

—	Audit Committee
—	Executive Compensation Committee
—	Nominating/Governance Committee

The charter of each of these committees is available on our website, along with our Code of Ethics, Corporate Governance Principles and Practices and Securities Trading Policy. Our committee charters, Code of Ethics, Securities Trading Policy and Corporate Governance Principles and Practices are also available in print, free of charge, to any stockholder who requests them by calling us or by writing to us at our principal executive offices at the address listed above, Attention: Secretary.

MERITAGE HOMES  |  2014 Proxy Statement    5

PROPOSAL 1: ELECTION OF DIRECTORS

Election of Directors

(Proposal No. 1)

Our Board of Directors currently has eight members. The directors are divided into two classes serving staggered two-year terms. This year, our Class I Directors are up for election. The Board, upon the recommendation of the Nominating/Governance Committee, has nominated for re-election Steven J. Hilton, Raymond Oppel, Richard T. Burke Sr. and Dana C. Bradford, each of whom are presently serving as Class I Directors.

Biographical information for each of our director nominees is set forth beginning on page 21.

All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the director nominees, stockholders may:

•	vote FOR all nominees;
•	WITHHOLD votes for all nominees; or
•	WITHHOLD votes as to specific nominees.

Unless you elect to vote differently by so indicating on your signed proxy, your shares will be voted FOR the Board’s nominees. If a quorum is present, the four Class I nominees who receive the most votes will be elected. Broker non-votes and votes that are withheld will not count as either votes for or against the nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

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PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm

(Proposal No. 2)

The Board of Directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

Deloitte & Touche LLP was appointed our auditor in 2005 and no relationship exists other than the usual relationship between auditors and clients.

If a quorum is present, an affirmative vote of the majority of the votes cast at the annual meeting is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor. Abstentions will not be counted either for or against this proposal. If the appointment of Deloitte & Touche LLP as auditors for 2014 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment in 2014 will stand, unless the Audit Committee determines there is a reason for making a change.

THE BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL NO. 2 AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

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PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Advisory Vote to Approve Compensation of our Named Executive Officers

(Proposal No. 3)

Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “Say on Pay”):

RESOLVED, that compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Background on Proposal

In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.

At our 2013 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by 99.7% of total votes cast. We believe this high approval rating indicated that our stockholders were in agreement with our Executive Compensation Committee and its direction of setting compensation arrangements based on criterion that are in line with the goals of our stockholders and at levels that are realizable in relation to the Company’s performance and size. In addition, at our 2011 Annual Meeting of Stockholders, the stockholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis (a frequency vote is required to be held at least once every six years). In light of these results, the Company’s Board of Directors has decided to hold its future advisory votes on the compensation of named executive officers annually until the next frequency vote, which will be held on or before our 2017 Annual Meeting. This Proposal No. 3 represents this year’s Say on Pay vote.

For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2013, please refer to the Compensation Discussion and Analysis section of this proxy statement. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning at page 44, provide additional information about the compensation that we paid to our NEOs in 2013. As described in the Compensation Discussion and Analysis, our executive compensation program is designed to drive and reward superior performance both annually and over the long term while simultaneously striving to be externally competitive. During 2013, through the combined efforts of our NEOs, Meritage was successful in achieving the following accomplishments:

•	Generated year-over-year increases in most of our key operating metrics including the following (dollars in thousands):

	2013	2012	% Increase
Home Closing Units	5,259	4,238	24.1%
Home Closing Revenue	$1,783,389	$1,184,360	50.6%
Home Order Units	5,615	4,795	17.1%
Home Order Value	$1,982,303	$1,414,772	40.1%
Backlog Units	1,853	1,472	25.9%
Backlog Value	$686,672	$479,266	43.3%
Pre-Tax Income	$177,672	$28,854	515.8%
Diluted Earnings Per Share*	$3.25	$3.00	8.3%
* 2012 net earnings included a $76.3 million tax benefit, primarily due to the reversal of valuation reserves related to deferred tax assets.

•

Entry into new markets—In 2013, we reported our first full year of results in the Charlotte, North Carolina market (operations there commenced in the fourth quarter of 2012) and in August 2013, we completed our first acquisition since 2005, entering the Nashville, Tennessee market. Operations in the Nashville division for 2013 provided 22 closings with $7.9 million in associated revenue and contributed 37 orders valued at $10.9 million during its four months of operations.

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PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

•

Capital transactions—In March 2013, we concurrently issued $175 million of 4.50% senior notes due 2018 and redeemed all of our $99.8 million senior subordinated notes due 2017, extending our earliest debt maturities to 2018. During the fourth quarter of 2013, we also completed a $100 million add-on debt issuance to our existing 7.15% senior notes due 2020. In addition, we increased the capacity of our unsecured revolving credit facility to $200 million during the fourth quarter of 2013 to provide additional liquidity. Finally, in the first quarter of 2014 we further strengthened our balance sheet by raising $110.5 million, net of offering costs, in a public equity offering.

The Executive Compensation Committee continually evaluates the compensation packages for our NEOs and adjusts them as conditions warrant, including setting performance targets for both cash and equity awards, some of which have been forfeited in the past in cases where targets were not met. In connection with these reviews, the Company has over the last several years implemented prudent and responsible compensation policies in the stockholders’ interest, some of which include:

•	Perquisites are limited to auto allowances and reimbursement of certain life and disability or long-term care insurance premiums, and limited other benefits as discussed on page 35.
•	NEOs must comply with security ownership requirements, as discussed on page 36.
•	Incentive compensation is balanced between cash and equity awards, as discussed beginning on page 32.
•

Each employment agreement of our NEOs includes a provision for the clawback (or offset) of incentive bonuses to the extent any financial results are misstated as the result of the NEO’s willful misconduct or gross negligence.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board of Directors or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

If a quorum is present an affirmative vote of a majority of the votes cast at the annual meeting is required to approve this advisory vote. Broker non-votes and abstentions have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION SET FORTH ABOVE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

MERITAGE HOMES  |  2014 Proxy Statement    9

PROPOSAL 4: AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN

Amended and Restated 2006 Stock Incentive Plan

(Proposal No. 4)

On March 24, 2014, our Board of Directors adopted the Meritage Homes Corporation Amended and Restated 2006 Stock Incentive Plan (the “Amended Stock Plan”), subject to stockholder approval. The Amended Stock Plan represents the amendment and restatement of the Meritage Homes Corporation 2006 Stock Incentive Plan (the “Current Plan”). Key differences from the Current Plan that are reflected in the Amended Stock Plan include the following:

•

An increase in the number of shares available under the plan by 1,100,000 shares to 4,150,000. As of March 20, 2014, there are currently 432,112 shares available for grant under the Current Plan. Based on current grant and cancellation/forfeiture rates, we believe the proposed share increase should be sufficient for grants through approximately 2017.

•

An expansion of the performance criteria associated with performance-based awards that may be granted from time to time to qualify as “performance-based compensation” pursuant to Section 162(m) of the Internal Revenue Code.

•	An extension of the termination date of the plan to May 13, 2019.

•

The Board also has determined that in certain instances a participant should be entitled to receive an award based on the Company’s achievement of performance goals after the participant has terminated employment. The Amended Stock Plan permits an award agreement to provide for accelerated vesting in limited circumstances including upon death, disability, retirement, voluntary termination for good reason or termination by the Company without cause.

•

The Amended Stock Plan permits the payment of an award due to a participant’s death, disability or change of control, regardless of the achievement of the performance goals, if permitted by the award agreement.

In addition, we recently amended the Current Stock Plan to allow for other administrative changes to the Plan as management deemed necessary or appropriate to make the Plan consistent with the employment agreements the Company recently negotiated with our NEOs, primarily to allow for the award of restricted stock units. These amendments were effective upon adoption by the Board of Directors and were reported by the Company on Form 8-K filed on February 18, 2014.

Certain material features of the Amended Stock Plan are discussed below, however, the description is subject to, and qualified by the full text of the plan attached as Appendix A. The closing price for our common stock on March 20, 2014, as reported on the NYSE, was $41.83 per share. We anticipate filing a Form S-8 registration statement with the SEC shortly after the annual meeting to register the additional shares approved by this proposal.

The Board believes the Amended Stock Plan promotes success and enhances our value because it ties the personal interests of the participants to those of stockholders and provides the participants with an incentive for outstanding performance. In reaching our conclusion as to the appropriateness of the additional share proposal, we reviewed key metrics that are typically used to evaluate such proposals. Many investors use a burn rate calculation in order to quantify how quickly a company uses its shareholder capital. Meritage has a three-year burn rate of 2.48%, well below the threshold set by a major proxy advisory firm for our industry (consumer durables and apparel) of 4.28%. This burn rate assumes a 2.0x weighting for restricted stock grants. Our unweighted burn rate is 1.24%. Further, our burn rate has steadily decreased over the last three years included in the calculation. Additionally, many investors look at voting power dilution to see the effect that shares will have on dilution. Full voting power dilution of all outstanding awards and authorized shares, including the 1,100,000 additional shares added under the Amended Stock Plan as of December 31, 2013, would yield a 7.83% dilution for Meritage, which is well below our industry median.

Administration

The Amended Stock Plan will be administered by the Executive Compensation Committee (the “Compensation Committee”) of the Board of Directors. The Compensation Committee has the authority to interpret and administer the Amended Stock Plan in order to carry out the purposes of the Amended Stock Plan. The Compensation Committee has the authority to determine those persons eligible to receive Awards, the number of shares subject to an award and to establish and interpret the terms and conditions of any Awards. The Compensation Committee may also make exceptions to the provisions of any Awards. All determinations of the Compensation Committee are final and binding.

10    MERITAGE HOMES  |  2014 Proxy Statement

PROPOSAL 4: AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN

Eligibility

Awards may be made to any officer, employee or executive of the Company, as well as to non-employee directors and consultants or advisors to the Company. As of December 31, 2013, there were seven non-employee directors and approximately 165 officers and employees of the Company and its subsidiaries eligible to participate in the Current Stock Plan.

Types of Awards

The Amended Stock Plan provides for grants of stock options, stock appreciation rights, restricted stock, performance shares, performance-based awards and restricted stock units (each, an “Award”), whether granted alone or in combination, pursuant to which shares of common stock, cash or a combination thereof may be delivered to the Award recipient; provided that stock appreciation rights, stock options, restricted stock units and restricted stock awards will be paid only in shares. Under the Amended Stock Plan, the total number of shares of common stock available for future Awards is reduced by one share for each share issued in connection with an option or a stock appreciation right and by 1.38 shares for each share issued in connection with any other type of Award. The types of awards authorized include:

Options. An option is the right to purchase shares of common stock at a future date at a specified exercise price. The Compensation Committee may grant both nonqualified stock options and incentive stock options under the Amended Stock Plan. The per share exercise price will be determined by the Compensation Committee, but must be at least equal to the fair market value of the underlying shares of common stock on the date of grant. The Compensation Committee determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than 10 years from the date of grant. However, in the case of an incentive stock option granted to a participant who holds more than 10% of the voting power of the Company, the exercise price must be at least 110% of the fair market value of the underlying shares of common stock on the date of grant and the expiration date cannot be more than five years from the date of grant. The exercise price of an option may be paid in shares of common stock, cash or a combination thereof, as determined by the Compensation Committee, including an irrevocable commitment by a broker to pay the exercise price from the proceeds of a sale of shares issuable under the option, the delivery of previously owned shares or withholding of shares deliverable upon exercise. Options cannot, without stockholder approval, be repriced, cancelled and regranted at a lower exercise price, or repurchased for cash, other than in connection with a change in the Company’s capitalization.

Stock Appreciation Rights. A stock appreciation right is a right granted to the participant to receive, in shares of common stock, an amount equal to the appreciation of one share of common stock from the date of grant.

Restricted Stock Awards. Awards of shares of stock may be granted under the Amended Stock Plan, although the shares are generally subject to a risk of forfeiture or to other conditions or restrictions for specified periods of time. The Compensation Committee does not typically issue a stock certificate representing a restricted stock award until the restrictions applicable to all or part of the award have lapsed, and the Compensation Committee has discretion to waive in whole or in part restrictions or forfeiture conditions relating to the restricted stock award.

Performance Share Awards. Performance share awards are rights to receive, in cash, shares of common stock or a combination thereof, an amount equal to the value of common stock if certain performance goals are attained.

Performance-Based Awards. The purpose of performance-based awards is to qualify restricted stock, restricted stock units or performance share awards as “performance-based compensation” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to any of the executive officers named in the summary compensation table of its annual proxy statement. The limit is $1 million per officer per year, with certain exceptions. However, the deductibility limit does not apply to “performance-based compensation” if the qualifying performance criteria and maximum amounts payable upon the satisfaction of performance goals are approved in advance by the Company’s stockholders. Stockholders previously approved the qualifying performance criteria and maximum amounts payable under the Current Stock Plan for purposes of Section 162(m) of the Code at the Company’s annual meeting of stockholders in 2010 and this approval is valid until 2015.

Restricted Stock Units. The right granted to the participant to receive in the future a specified number of shares of common stock in the future, at no monetary cost to the participant, the payment of which is subject to certain restrictions and the risk of forfeiture as determined by the Compensation Committee.

Notwithstanding the satisfaction of the performance criteria, the amount paid under an Award may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion may determine.

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PROPOSAL 4: AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN

Treatment of Awards Upon Termination of Employment and Change of Control

The Amended Stock Plan provides that if a change of control occurs and Awards are converted, assumed, or replaced by a successor, the Compensation Committee has the discretion to cause all outstanding Awards to become fully exercisable and all restrictions on outstanding Awards to lapse. If a change of control occurs and the Awards are not converted, assumed, or replaced by a successor, all outstanding Awards shall automatically become fully exercisable and all restrictions on outstanding Awards shall lapse.

The Amended Stock Plan also permits an award agreement or employment agreement to provide for accelerated vesting upon death, disability, change of control, retirement, termination for good reason or termination by the Company without cause. For performance share awards, the awards remain subject to the achievement of the performance goals for the performance criteria if the participant’s termination is by the Company without cause or by the participant for good reason or due to retirement. Upon a change of control, death or disability, the participant may be entitled to an award to the extent provided by the applicable change of control agreement or award agreement.

Amendment to or Termination of the Amended Stock Plan

The Compensation Committee, with the Board’s approval, may amend, alter or discontinue the Amended Stock Plan. However, other than in connection with a change in the Company’s capitalization, no amendment may be made without stockholder approval if such amendment would:

•	increase the maximum number of shares of common stock for which Awards may be granted under the Amended Stock Plan;
•	permit the Compensation Committee to grant options with an exercise price that is below the fair market value of a share of common stock on the date of grant;
•	permit the Compensation Committee to extend the exercise period for an option beyond 10 years from the date of grant;
•	permit the Compensation Committee to reprice previously-granted options; or
•	require stockholder approval under any laws, regulation or stock exchange rule.

Duration of the Plan

The Current Stock Plan by its terms terminates on May 16, 2016. The Amended Stock Plan being submitted for stockholder approval at the 2014 Annual Meeting of Stockholders extends the termination date to May 13, 2019.

U.S. Federal Tax Consequences

The following is only a summary of the consequences of U.S. federal income taxation to the participant and the Company with respect to the grant and exercise of options under the Amended Stock Plan. The summary is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Participants in the Amended Stock Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving options under the Amended Stock Plan.

Nonqualified Stock Options and Stock Appreciation Rights. Generally, a participant will not recognize income upon the grant of a nonqualified stock option or a stock appreciation right; instead, the holder of a nonqualified stock option or a stock appreciation right will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price. On a subsequent sale of the shares of common stock received upon exercise, the difference between the net proceeds of sale and the fair market value of the shares on the date of exercise will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period).

Incentive Stock Options. A participant will not recognize income upon the grant of an incentive stock option. In addition, a participant will not recognize income upon the exercise of an incentive stock option if the participant satisfied certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of the Company or any of its subsidiaries (or later than one year if he or she is disabled), unless he or she has died. To satisfy the holding period requirement, a participant must hold the stock acquired upon exercise of the incentive stock option more than two years from the date of grant of the stock option and more than one year after the transfer of the shares of common stock to him or her. If these requirements are satisfied the participant will on the sale of such stock be taxed on any gain, measured by the difference between the option price and the net proceeds of sale, generally at long-term capital gains rates.

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PROPOSAL 4: AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN

If shares of common stock acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirements (a “disqualifying disposition”), the participant will, in the usual case, recognize (i) capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise; (ii) ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the option exercise price of the option; and (iii) capital loss equal to the excess, if any, of the option price over the sales price.

Individuals are subject to an “alternative minimum tax” based upon an expanded tax base to the extent such tax exceeds the regular tax liability. The amount by which the fair market value of the shares acquired upon exercise of an incentive stock option exceeds the exercise price will be included as a positive adjustment in the calculation of the employee’s “alternative minimum taxable income” in the year of exercise. The “alternative minimum tax” imposed on individual taxpayers is generally equal to the amount by which a specified percentage of the individual’s alternative minimum taxable income (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

Stock options otherwise qualifying as incentive stock options will be treated as nonqualified stock options to the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all of the Company’s plans) exceeds $100,000 based on the fair market value of the stock at the date of grant.

Withholding Taxes. Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with Awards granted under the Amended Stock Plan. The Compensation Committee may permit a participant to pay withholding taxes through the mandatory or elective sale of shares of common stock, by electing to have the Company withhold a portion of the shares that would otherwise be issued upon exercise of an Award (based upon the minimum statutory withholding amount) or by tendering shares already owned by the participant for more than six months.

If certain awards fail to comply with Internal Revenue Code Section 409A, a participant must include in ordinary income all deferred compensation conferred by the award, pay interest from the date of the deferral and pay an additional 20% tax. The award agreement for any award that is subject to Section 409A may include provisions necessary for compliance as determined by the Compensation Committee. The Company intends (but cannot and does not guarantee) that awards granted under the Amended Stock Plan will comply with the requirements of Section 409A or an exception thereto and intends to administer and interpret the Amended Stock Plan in such a manner.

The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above, provided, among other things, that such deduction meets the test of reasonableness and is an ordinary and necessary business expense. However, in connection with a change in control of the Company, and depending upon the terms and conditions of Awards granted under the Amended Stock Plan and upon the individual circumstances of the participants, certain amounts with respect to Awards granted under the Amended Stock Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G of the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment. In addition, in certain instances as a result of the application of Section 162(m) of the Code, the Company may be denied a compensation deduction for Awards grated to certain officers that do not qualify as “performance-based compensation” to the extent their aggregate compensation exceeds $1 million in a given year.

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PROPOSAL 4: AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN

Plan Benefits

The following table sets forth grants of restricted shares during 2013 made under the Current Stock Plan to (i) all our named executive officers, individually and as a group; (ii) all current directors and director nominees who are not executive officers, individually and as a group; and (iii) all employees, including all current officers who are not executive officers, as a group. Grants under the Current Stock Plan are made at the discretion of the Board of Directors.

Individual or Group Name	Number of Shares Subject to Options and Non- Vested Shares Granted(1)	Weighted Average Exercise Price per Share(2)
Executive Officers
Steven J. Hilton	50,000
Larry W. Seay	25,000
C. Timothy White	25,000
Steven M. Davis	25,000

Executive Officer Group (four persons)	125,000

Non-Executive Director Group
Robert G. Sarver	6,000
Raymond Oppel	6,000
Peter L. Ax	6,000
Richard T. Burke, Sr.	6,000
Gerald W. Haddock	6,000
Dana Bradford	6,000
Michael R. Odell	6,000

Non-Executive Director Group (seven persons)	42,000

Non-Executive Officer Employee Group (about 155 persons)	251,295

(1)

Balance includes performance share awards granted to our NEO’s including those where the performance criteria has not yet been achieved. Does not include shares granted on February 12, 2014. Messrs. Hilton, Seay, White and Davis were granted 21,930, 9,868, 9,320 and 10,965 restricted stock units and 21,930, 9,868, 9,320 and 10,965 performance shares (at target levels), respectively. Also on February 12, 2014, each non-Executive Director received a total grant of 6,000 restricted shares, and the non-executive employee group received a total grant of 261,200 restricted shares.

(2)	Weighted average exercise price per share is not applicable as no options were granted in 2013.

The Board of Directors has reviewed the shares currently available under the Current Stock Plan and has determined that it is appropriate to increase the maximum number of shares authorized for issuance under the proposed Amended Stock Plan. As of March 20, 2014, (i) 6,248,661 shares have been issued upon exercise of options or vesting of non-vested shares under the Current Stock Plan, taking into account the 1.38 weighting factor for full value awards, (ii) option grants representing 204,490 shares were outstanding under the Current Stock Plan and (iii) 1,155,371 shares of restricted stock had been awarded under the Current Stock Plan and not otherwise forfeited, cancelled or vested. The total number of shares of common stock available for awards under the Current Stock Plan currently is 432,112, which the Board believes is inadequate for the purpose of providing future equity incentives. The Board has determined that increasing the amount of shares of common stock issuable, as reflected under the Amended Stock Plan, is necessary in order to be able to grant additional equity awards to continue to attract, retain and motivate key employees in the competitive homebuilding industry. As a result, the Board is asking the stockholders to approve the Amended Stock Plan that would increase the number of shares available under the Current Plan by 1,100,000 shares to 4,150,000.

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PROPOSAL 4: AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN

Performance Criteria

The Board has reviewed the performance criteria under the Current Stock Plan and believes that the criteria should be reapproved and expanded. As proposed, the Amended Stock Plan allows for the Compensation Committee to select the following criteria for the purposes of establishing the performance goal(s) for a participant for a performance period, any of which may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group:

•	pre- or after-tax net earnings,
•	earnings before interest expense (including interest amortized to cost of sales) and income taxes (“EBIT”),
•

earnings before interest expense (including interest amortized to cost of sales), income taxes, depreciation and amortization, including, at the discretion of the Compensation Committee, non-cash charges, impairments, and similar one-time, non-recurring or extraordinary charges (“EBITDA”),

•	revenue growth,
•	operating income,
•	operating cash flow,
•	return on net assets,
•	return on shareholders’ equity,
•	return on assets,
•	return on net assets,
•	return on capital,
•	share price growth,
•	shareholder returns,
•	gross or net profit margin,
•	earnings per share,
•	price per share, and
•	market share
•	operating expenses, including, without limitation, general and administrative expenses,
•

operational metrics, including but not limited to, number of sales, closings or backlog for a community, division or company-wide, community growth, specs per community or time to construct a home, and

•	objective customer service or satisfaction ratings, whether measured internally or by an accepted third party.

The Compensation Committee may provide that the performance criteria may include or exclude extraordinary charges, non-recurring or unusual items, accounting charges or similar items. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the performance criteria it selects to use for such performance period for the participants. Most of the above criteria are generally based on the Company’s financial performance and metrics. The Board also believes that it is important to the Company’s strategy and long-term success that Meritage have a reputation for building quality homes and delivering excellent customer satisfaction. As such, the Board believes performance criteria based on key operational performance is important as well.

The affirmative vote of a majority of the votes cast on the proposal is required for approval to the Amended Stock Plan. For purposes of the vote on this amendment, abstentions will have the same effect as votes against the proposal, and broker non-votes will not have any effect on the result of the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN AS DESCRIBED HEREIN.

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PROPOSAL 5: AMENDMENT TO AND EXTENSION OF OUR EXECUTIVE MANAGEMENT INCENTIVE PLAN

Amendment to and Extension of our Executive Management Incentive Plan

(Proposal No. 5)

In 2006, our shareholders approved the Meritage Homes Corporation 2006 Executive Management Incentive Plan (the “Incentive Plan”), which also has been known as the 2006 Annual Incentive Plan. The Incentive Plan provides for annual incentive awards to certain of the Company’s key executives and was created in part to allow for awards under the Incentive Plan to be tax deductible for the Company. Section 162(m) of the Code places a $1 million annual limit on the amount of compensation paid to certain of the executive officers named in the Company’s annual proxy statement that may be deducted by the Company for federal income tax purposes, unless such compensation is based on the achievement of pre-established performance goal(s) set by the Compensation Committee pursuant to an incentive plan that has been approved by the Company’s stockholders. Stockholder approval of the amendment is necessary for maintaining the tax-deductible status of incentive payments made to the participants after 2015. If approved, the expanded performance criteria would be valid for performance-based compensation awards under Section 162(m) of the Code through 2019. We have summarized below the key provisions of the Incentive Plan. Because it is a summary, it may not contain all of the information that is important to you. The summary is qualified in its entirety by reference to the full text of the Incentive Plan, attached as Appendix “B”, which includes the proposed amendments highlighted in bold.

Purpose of the Plan

Awards may be made under the Incentive Plan to any employee of the Company with the title of Chief Executive Officer, Chief Financial Officer, or Executive Vice President or any employee who is a “covered employee” within the meaning of Section 162(m) of the Code. A covered employee under Section 162(m) includes Meritage’s Chief Executive Officer, Chief Operating Officer and General Counsel. Non-employee directors are not eligible to receive an award under the Incentive Plan.

Administration

The Incentive Plan is administered by the Compensation Committee or any other committee appointed by the Board of Directors, which consists of not less than two non-employee directors who are “outside directors” within the meaning of Section 162(m) of the Code. The Compensation Committee has full authority to interpret the Incentive Plan and to establish rules for its administration. The Compensation Committee has the authority to determine eligibility for participation in the Incentive Plan, to decide all questions concerning eligibility for and the amount of awards, and to establish and administer the performance goals (defined below) and certify whether, and to what extent, they are attained.

Duration of the Plan

The Incentive Plan by its terms expires on February 14, 2015, five years after its re-approval in 2010, to comply with Section 162(m) of the Internal Revenue Code. If approved, the amendment will extend the Incentive Plan’s termination date to May 13, 2019.

Determination of Awards

In determining awards to be made under the Incentive Plan, the Compensation Committee may approve a formula that is based on one or more objective criteria to measure corporate performance as set forth in the Incentive Plan (“Performance Criteria”). The Compensation Committee may establish Performance Criteria and as selected by the Compensation Committee, the Compensation Committee may set annual performance objectives (“Performance Goals”) with respect to such Performance Criteria for the Company that are both financial and operational in nature. The current performance criteria include the following, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to results of a peer group:

•	pre- or after-tax net earnings,
•	earnings before interest expense (including interest amortized to cost of sales) and income taxes (“EBIT”),
•

earnings before interest expense (including interest amortized to cost of sales), income taxes, depreciation and amortization, including, at the discretion of the Compensation Committee, non-cash charges, impairments, and similar one-time, non-recurring or extraordinary charges (“EBITDA”),

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PROPOSAL 5: AMENDMENT TO AND EXTENSION OF OUR EXECUTIVE MANAGEMENT INCENTIVE PLAN

•	revenue growth,
•	operating income,
•	operating cash flow,
•	return on net assets,
•	return on shareholders’ equity,
•	return on assets,
•	return on capital,
•	share price growth,
•	shareholder returns,
•	gross or net profit margin,
•	earnings per share,
•	price per share, and
•	market share
•	operating expenses, including, without limitation, general and administrative expenses,
•

operational metrics, including but not limited to, number of sales, closings and backlog for a community, division or company-wide, community growth, specs per community or time to construct a home, and

•	objective customer service or satisfaction ratings, whether measured internally or by an accepted third party.

The Compensation Committee may provide that the Performance Criteria may include or exclude extraordinary charges, non-recurring or unusual items, accounting charges or similar items. The Compensation Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such performance period for the participants. Most of the above criteria are generally based on the Company’s financial performance and metrics. The Board also believes that it is important to the Company’s strategy and long-term success that Meritage have a reputation for building quality homes and delivering excellent customer satisfaction. As such, the Board believes performance criteria based on key operational performance is important as well.

Payment of Awards

Payment of awards will be made in cash. The Compensation Committee will make all determinations regarding the achievement of Performance Goals and the determination of actual awards. The Compensation Committee may in its discretion decrease, but not increase, the amount of any award that otherwise would be payable under the Incentive Plan.

Amount Available and Maximum Individual Awards

The Compensation Committee shall determine the amount available for awards in any year. The maximum award payable to any employee for a performance period is 2.25% of EBITDA, before consideration of bonuses paid to covered employees.

Amendment and Termination

The Compensation Committee may suspend or terminate the Incentive Plan at any time with or without prior notice. In addition, the Compensation Committee may from time to time and with or without prior notice, amend or modify the Incentive Plan in any manner, but may not without stockholder approval adopt any amendment that would require the vote of stockholders of the Company pursuant to Section 162(m) of the Code.

New Plan Benefits

As of the date of this proxy statement, performance-based bonus award criteria have been incorporated into the employment agreements of our NEOs as described in the section “Compensation Discussion and Analysis—2014 Developments”. These awards and the related performance goals were approved by the Compensation Committee with respect to the Company’s 2014 fiscal year.

If a quorum is present, an affirmative vote of a majority of the votes cast at the annual meeting is required to approve the amendment to and the extension of the Incentive Plan. Broker non-votes and abstentions have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT TO AND EXTENSION OF OUR EXECUTIVE MANAGEMENT INCENTIVE PLAN AS DESCRIBED HEREIN.

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SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Security Ownership by Management and Principal Stockholders

Management. The following table summarizes, as of March 15, 2014, the number and percentage of outstanding shares of our common stock beneficially owned by the following:

•	each Meritage director and nominee for director;
•	each executive officer named in the summary compensation table; and
•	all Meritage directors and executive officers as a group.

Name Of Beneficial Owner(1)	Position With The Company	Number Of Shares Owned		Right To Acquire By May 14, 2014	Total Shares Beneficially Owned(2)	Percent Of Outstanding Shares(3)
Steven J. Hilton	Director, Chairman and CEO	1,517,598	(4)	159,840	1,677,438	4.3%
Robert G. Sarver	Director	207,040	(5)		207,040	*
Raymond Oppel	Director	47,000	(6)		47,000	*
Peter L. Ax	Director	48,000			48,000	*
Richard T. Burke, Sr.	Director	38,000		7,500	45,500	*
Gerald Haddock	Director	55,000	(7)	7,500	62,500	*
Dana Bradford	Director	31,000			31,000	*
Michael R. Odell	Director	12,000			12,000	*
Larry W. Seay	Executive Vice President and Chief Financial Officer	65,231			65,231	*
C. Timothy White	Executive Vice President, General Counsel and Secretary	28,710			28,710	*
Steven M. Davis	Executive Vice President— Chief Operating Officer	30,200			30,200	*
All current directors and executive officers as a group (11 persons)		2,079,779		174,840	2,254,619	5.7%

*	Less than 1%.
(1)	The address for our directors and executive officers is c/o Meritage Homes Corporation, 8800 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260.
(2)

The amounts shown include the shares of common stock actually owned as of March 15, 2014, and the shares that the person or group had the right to acquire within 60 days of that date. The number of shares includes shares of common stock owned by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition. In calculating the percentage of ownership, all shares of common stock which the identified person had the right to acquire within 60 days of March 15, 2014 upon exercise of options are considered as outstanding for computing the percentage of the shares owned by that person or group, but are not considered as outstanding for computing the percentage of the shares of stock owned by any other person.

(3)	Based on 39,114,486 shares outstanding as of March 15, 2014.
(4)

Shares are held by family trusts. As of March 15, 2014, Mr. Hilton had 350,000 shares pledged to a third-party lending institution, all of which are securing loans. Our pledging policy is discussed on page 28 of this proxy statement.

(5)

Shares are held by family trusts (6,000 shares Penny Sarver—wife; 2,000 shares Penny Sarver FBO Max Sarver—minor son; 8,170 shares Robert Sarver—trustee of Eva Lauren Hilton Trust; 8,170 shares Robert Sarver—trustee of Shari Rachel Hilton Trust; 182,700 shares Robert Sarver—trustee of Robert Sarver Trust). Mr. Sarver has expressly disclaimed any beneficial ownership of the shares held by the trusts for the benefit of Mr. Hilton’s children (Eva Lauren Hilton Trust and Shari Rachel Hilton trust). Mr. Sarver had 120,200 shares pledged to a third party lending institution as of March 15, 2014. None of these shares secured loans in 2014. Our pledging policy is discussed on page 28 of this proxy statement.

(6)	6,000 shares are owned indirectly by family trusts. Includes 4,000 shares obtained in prior years inadvertently omitted from reporting previously.
(7)

Includes 15,000 shares held by charities on which Mr. Haddock serves as a board member and has authority to make investment decisions on behalf of. Holdings are with The Haddock Center (10,000 shares), and the Haddock Foundation (5,000 shares). Mr. Haddock has expressly disclaimed beneficial ownership of these shares.

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SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Certain Other Beneficial Owners. Based on filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 15, 2014, the only other known beneficial owners of more than 5% of Meritage common stock, other than Mr. Hilton are shown in the following table:

		Shares Beneficially Owned
Name of Other Beneficial Owners	Address Of Beneficial Owner	Number	Percent
BlackRock(1)	40 East 52nd Street, New York, NY 10022	4,164,112	11.5%
T. Rowe Price Associates Inc. (2)	100 E. Pratt Street, Baltimore, MD 21202	3,085,580	8.5%
Citadel Advisors, LLC(3)	131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603	2,896,784	8.0%
Vanguard Group, Inc.(4)	100 Vanguard Blvd. Malvern, PA 19355	2,121,819	5.9%

(1)

Based solely on a Schedule 13G/A filed with the SEC on January 10, 2014, Blackrock, Inc. and certain affiliated entities have sole voting power with respect to 4,046,918 shares and sole dispositive power with respect to 4,164,112 shares.

(2)

Based solely on a Schedule 13G/A filed with the SEC on February 10, 2014, T. Rowe Price Associates Inc. has sole voting power with respect to 798,310 shares and sole dispositive power with respect to 3,085,580 shares.

(3)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2014, Citadel Advisors LLC has shared voting power and shared dispositive power with respect to 2,896,784 shares.
(4)

Based solely on a Schedule 13G/A filed with the SEC on February 11, 2014, Vanguard Group, Inc. has sole voting power with respect to 51,382 shares, sole dispositive power with respect to 2,073,037 shares and shared dispositive power with respect to 48,782 shares.

For each of the reporting owners set forth above, the beneficially owned shares are held in various individual funds owned or managed by the reporting owners but none of the individual funds managed by the reporting owners above hold more than 5% of the Company stock.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance and Board Matters

Role of the Board of Directors

The Board of Directors (“the Board”) is elected by the stockholders to oversee the stockholders’ interests in the operation and overall success of our business. The Board serves as our ultimate decision-making body, except for those matters reserved to or that require a vote of our stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting our business. We have established and operate in accordance with a comprehensive plan of corporate governance that defines and sets ethical standards for the conduct of our directors, officers and employees. This plan provides an important framework within which the Board can pursue our strategic objectives and ensure long-term stockholder value.

Corporate Governance Principles and Practices

We have adopted Corporate Governance Principles and Practices that define the key elements of our corporate governance framework and philosophy, including:

•	director qualifications,
•	independence criteria,
•	director responsibilities,
•	committee responsibilities and structure,
•	officer and director stock ownership requirements,
•	director resignation policy,
•	director access to officers and employees,
•	our philosophy with respect to director compensation,
•	Board evaluation process,
•	confidentiality requirements,
•	director orientation and continuing education, and
•	our plans with respect to management succession.

Our Corporate Governance Principles and Practices are available on our website at investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. These principles are reviewed regularly by the Nominating/Governance Committee and changes are made as the Committee deems appropriate.

Director Qualifications and Diversity

Our Board of Directors is comprised of a group of individuals whose previous experience, financial and business acumen, personal ethics and dedication and commitment to our company allow the Board to complete its key task as the over-seer and governing body of Meritage Homes Corporation. The specific experience and qualifications of each of our Board members are set forth below. The Board is committed to a policy of inclusiveness and diversity. The Board believes members should be comprised of persons with diverse skills, expertise, backgrounds and experiences including, without limitation, the following areas:

•	management or board experience in a wide variety of enterprises and organizations, finance, banking and capital markets, finance, banking and capital markets,
•	accounting,
•	legal and regulatory,
•	real estate, including homebuilding, commercial and land development,
•	sales and marketing, and
•	operations.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

In case of a Board vacancy or if the Board elects to increase its size, determinations regarding the eligibility of director candidates are made by the Nominating/Governance Committee, which considers the candidate’s qualifications as to skills and experience in the context of the needs of the Board of Directors and our stockholders. When seeking new Board candidates, the Nominating/Governance Committee is committed to a policy of inclusiveness and will take reasonable steps to ensure that women and minority candidates are considered for the pool of candidates from which the Board nominees are chosen and will endeavor to include candidates from non-traditional venues.

Our Board is comprised of the following members:

Class I Directors

Steven J. Hilton, 52

Mr. Hilton was co-chairman and co-chief executive officer of Meritage Homes Corporation from 1996 to May 2006. In May 2006, Mr. Hilton was named the Company’s chairman and chief executive officer. In 1985, Mr. Hilton co-founded Arizona-based Monterey Homes, the predecessor company to Meritage Homes Corporation. Under Mr. Hilton’s leadership, Monterey became publicly traded in 1996. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona and is a director of Western Alliance Bancorporation, a leading bank holding company based in Phoenix, Arizona.

Mr. Hilton has almost 30 years of real estate experience and is considered an expert and innovator in the homebuilding industry. He is a frequent participant in panels and interviews regarding the industry.

Raymond Oppel, 57

Mr. Oppel has been a director since December 1997. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development. He was the co-founder, chairman and chief executive officer of The Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was sold in 1995 to the public homebuilder KB Home.

Mr. Oppel has almost 30 years of experience in the homebuilding business. Mr. Oppel possesses extensive knowledge about the real estate industry in general and the homebuilding industry in particular.

Richard T. Burke, Sr., 70

Mr. Burke has been a director since September 2004. Mr. Burke is currently the Chairman of the Board of Directors of UnitedHealth Group, which he founded, took public in 1984 and served as chief executive officer as well. From 1995 until 2001, Mr. Burke was the owner and chief executive officer of the Phoenix Coyotes, a National Hockey League team and has served as a director for a number of other companies, public and private. Mr. Burke previously served as a director for First Cash Financial Services, Inc., a position from which he resigned within the past five years.

Mr. Burke is a business and civic leader in Phoenix, Arizona, and his experience as the chairman and CEO of a multi-billion dollar public company provides the Board with outstanding corporate governance and financial insight.

Dana C. Bradford, 49

Mr. Bradford has been a director since August 2009. Currently, Mr. Bradford is the Chief Executive Officer of the Waitt Company, a diversified investment company. From 2005 to 2011, Mr. Bradford was the president and managing partner of McCarthy Capital Corporation, a private equity firm. He serves as executive chairman of the board of Prime Global Sports, a tennis and squash company. Mr. Bradford also serves as a director on the boards of the Waitt Company, Vornado Air, Southwest Value Partners, a San Diego-based real estate investment company and Custom Service Profiles, a provider of customer satisfaction data and analytics. Mr. Bradford formerly served as chairman of the board of SAFE Boats International, a director on the boards of Ballantyne (AMEX: BTN); NRG Media; Guild Mortgage; Gold Circle Films and McCarthy Group, an Omaha-based investment company.

Mr. Bradford earned a bachelor’s degree in business administration from the University of Arizona and an MBA from Creighton University. Mr. Bradford brings additional perspective to the Board relating to real estate and corporate finance matters.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Class II Directors

Peter L. Ax, 54

Mr. Ax has been a director since September 2000. He is the managing partner of Phoenix Capital Management, an operationally focused venture capital firm. Mr. Ax is the former chairman and chief executive officer of SpinCycle, Inc., a public reporting consolidator and developer of coin-operated Laundromats. Previously, Mr. Ax served as head of the Private Equity Division and senior vice president of Lehman Brothers in New York and has served in various operating roles for enterprises operated by Phoenix Capital Management. Mr. Ax is also on the board of directors of iGo, Inc. (formerly, NASDAQ: IGOI) and serves on the Advisory Board of Directors of Cascadia Capital, a Seattle based investment banking and merchant banking firm and also serves annually as a judge in the Wharton Business School competition.

Mr. Ax holds an MBA from the Wharton School at the University of Pennsylvania, a J.D. from the University of Arizona, and a B.S.B.A. from the University of Arizona, and has been a certified public accountant. Mr. Ax possesses extensive skills and experience relating to, among other things, capital markets and corporate finance.

Robert G. Sarver, 52

Mr. Sarver has been a director since December 1996. He is the chairman and chief executive officer of Western Alliance Bancorporation, a director of Skywest Airlines, and the managing partner of the Phoenix Suns NBA basketball team. In 1990, Mr. Sarver co-founded and currently serves as a director of Southwest Value Partners, a San Diego real estate investment company. From 1995 to 1998, he served as chairman of Grossmont Bank. He was the chairman and chief executive officer of California Bank & Trust from 1998 to 2001. Mr. Sarver earned a bachelor’s degree in business administration from the University of Arizona and has been a certified public accountant.

Mr. Sarver has been active in the real estate industry for more than 30 years and is known nationwide as a leader and expert in banking. He has extensive experience in a wide spectrum of successful real-estate activities, including commercial, residential and development projects.

Gerald Haddock, 66

Mr. Haddock was appointed as a director in January 2005. Mr. Haddock is the founder of Haddock Enterprises, LLC and formerly served as president and Chief Executive Officer of Crescent Real Estate Equities, a diversified real estate investment trust. He is currently a director of ENSCO International, Plc., a leading global offshore oil and gas drilling service company. As a director for ENSCO, he has served as its co-lead director and Chairperson of the Audit Committee and is also a member of the Nominating & Governance Committee. From December 2004 to October 2008, Mr. Haddock served as a Board Member of Cano Petroleum, Inc. He also serves on the board of trustees and is a member of various committees for the Baylor College of Medicine, the Executive Investment Committee at Baylor University, the M.D. Anderson Proton Therapy Education and Research Foundation, and the CEELI Institute.

Mr. Haddock received his Bachelor of business administration and Juris Doctorate degrees from Baylor University. He also received a Masters of Law in Taxation degree from New York University and an MBA degree from Dallas Baptist University.

Michael R. Odell, 50

Mr. Odell has been a director since December 2011. He is the president and chief executive officer of The Pep Boys—Manny, Moe & Jack. Pep Boys is the nation’s leading automotive aftermarket service and retail chain. Mr. Odell joined Pep Boys in September 2007 as the chief operating officer, and has also been a member of the Pep Boys’ Board of Directors since 2008. Previously, he served as executive vice president and general manager of Sears Retail & Specialty Stores, a $27 billion division of Sears Holdings Corporation.

Mr. Odell holds an M.B.A. from Northwestern University’s Kellogg School of Management, and a B.S. in Accounting from the University of Denver’s Daniels College of Business. He joined Sears in 1994 where he served in executive operations positions of increasing responsibility, including as Vice President, Stores-Sears Automotive Group. Prior to Sears, Mr. Odell was a CPA with Deloitte & Touche LLP.

Director Independence

The Nominating/Governance Committee evaluates and reports to the Board of Directors regarding the independence of each candidate. Consistent with the rules and regulations of the NYSE, at least a majority of the Board of Directors must be independent. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareowner, member, partner or trustee of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships the director may have with the Company.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

As a result of its review, the Board of Directors has determined that a majority of Meritage’s Board members are independent. Our independent directors are Peter L. Ax, Raymond Oppel, Richard T. Burke, Sr., Gerald Haddock, Dana Bradford and Michael R. Odell.

In making this determination, the Board of Directors evaluated whether there exists any relationships between these individuals, and Meritage determined no relationship exists between Meritage and any independent director.

Steven J. Hilton is not considered independent because he is employed by the Company.

Prior to 2004, Robert G. Sarver was deemed an independent director. The Nominating/Governance Committee has continually monitored certain relationships between Mr. Sarver and Meritage along with relationships between Mr. Sarver and Mr. Hilton. Mr. Sarver and Mr. Hilton have certain business relationships unrelated to Meritage, including Mr. Sarver serving as trustee of certain of Mr. Hilton’s family trusts. The Nominating/Governance Committee evaluated these relationships and determined that they did not impair Mr. Sarver’s independence because they do not involve Meritage and are insignificant in relation to Mr. Sarver’s net worth. During 2004, Mr. Sarver became the controlling owner of the Phoenix Suns basketball team, in which Mr. Hilton purchased a minority ownership interest. This relationship was closely evaluated by the Nominating/Governance Committee because of its significance to Messrs. Sarver and Hilton. The Nominating/Governance Committee and the Board of Directors believe Mr. Sarver is a valuable member of the Board and that the Company benefits from his extensive business experience. Although Mr. Sarver does not have any material relationship with the Company which under the applicable rules and regulations would deem him not independent, the Nominating/Governance Committee has nevertheless concluded it is at this time in the best interest of Meritage’s stockholders that Mr. Sarver not be deemed an independent director.

The Board has also determined that all governance committees of the Board should be composed entirely of independent directors and therefore neither Mr. Hilton nor Mr. Sarver serve on any Board governance committees.

Board Leadership Structure

Steven J. Hilton, our co-founder and CEO, also serves as a director and the Chairman of the Board. We believe Mr. Hilton’s unique industry experience and continuing involvement in the day-to-day operations of the Company make him highly qualified to serve as our Board’s Chairman. Mr. Hilton co-founded Meritage Homes and is thus intimately familiar with its history, culture and operations. Mr. Hilton possesses in-depth knowledge and expertise in the homebuilding industry as a whole and Meritage Homes in particular and is the Company’s largest individual shareholder. The Board of Directors has concluded that this puts Mr. Hilton in a unique position and makes it compelling for him to serve both as Chairman of the Board and CEO to effectively represent the stockholders’ interest.

Mr. Ax, our Audit Committee Chairman, also serves as the Board’s lead independent director. Mr. Ax has extensive knowledge of capital markets and corporate finance and has previously served as CEO of a publicly traded corporation. We believe that Mr. Ax’s role as our lead independent director serves as a counterbalance to and complements Mr. Hilton’s position as Board Chairman and provides the appropriate level of independent director oversight. Additionally, our lead independent director presides over all independent directors meetings and can call special meetings of the independent directors as he deems necessary, bringing any matters the lead independent director feels should be addressed to the majority of our directors at any time.

CEO and Management Succession

Under the charter of the Nominating/Governance Committee, it is the role of the Nominating/Governance Committee to review and recommend to the Board of Directors changes as needed to the Company’s Corporate Governance Principles and Practices, including items such as management succession, policies and principles for CEO selection and performance review, and policies regarding succession in the event of an emergency or departure of the CEO. Our Corporate Governance Principles and Practices provide, among other things, that our Executive Compensation Committee is to conduct an annual review of the performance of the CEO.

The Board of Directors considers management evaluation and CEO succession planning an important responsibility of the Board. Under our Corporate Governance Principles and Practices, the Board of Directors is responsible for approving a succession plan for our CEO and other senior officers. Issues relating to CEO succession planning are addressed regularly (at least annually) by the Board.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Risk Oversight

Our Board of Directors has overall responsibility for the oversight of risk management. As part of this oversight, on a regular basis, our Board of Directors receives reports from various members of management and is actively involved in monitoring and approving key decisions relating to our operations and strategy. Additionally, the management teams at our divisions must obtain approvals from our corporate executive team prior to engaging in certain activities or committing prescribed amounts of the Company’s financial and operational resources. As a result, senior management, who report directly to executive management, cannot authorize transactions that exceed prescribed thresholds that, while they may result in short-term benefits for their divisions, may expose us to unwarranted risks. Similarly, our executive management (including our NEOs) cannot engage in certain transactions without approval from our Board of Directors. For example, management must obtain approval from the Board of Directors, acting through the Land Committee, before proceeding with any land acquisition above a pre-established threshold. In addition, our General Counsel regularly reports to the Board of Directors information concerning ongoing litigation and possible legal, regulatory and other risks that might expose the Company to liability or loss. The Board also annually reviews the Company’s insurance programs.

Management operates the business within parameters established by an annual budget that is reviewed and approved by the Board of Directors. At each regular Board meeting, management provides the Board of Directors a status report with respect to the budget and addresses any material variances. We believe our budgeting process provides a useful mechanism for identifying risks and the related rewards and provides a quantitative method for evaluating those risks and rewards. The Board of Directors also provides oversight of risk through its standing committees. For example:

•

Our Audit Committee is responsible for reviewing and analyzing significant financial and operational risks and how management is managing and mitigating such risks through its internal controls and risk management processes. Our VP of Internal Audit reports directly to the Audit Committee and provides routine updates on the progress and findings of the on-going internal audit reviews. Our external auditors also have at least quarterly discussions with our Audit Committee, and meet both with and without Company management present, to highlight what they perceive as our key financial risks. Our Audit Committee plays an important role in approving our annual internal controls monitoring plan and is regularly engaged in discussions with management regarding business risks, operational risks, transactional risks and financial risks.

•

Our Executive Compensation Committee oversees risks relating to the compensation and incentives provided to our senior executive officers. The Executive Compensation Committee negotiates and approves all of the employment agreements of our NEOs and the Committee approves all grants of equity awards to all of our eligible employees. Since 2009, we have begun using restricted share grants in lieu of stock options in our long-term equity compensation to provide an incentive to balance the assumption of risk while maintaining shareholder value. In addition, for our NEOs, half of these equity grants contain performance vesting criterion.

•	Since 2009, all of our Independent Directors sit on all of our governance Committees to provide greater Director participation in key policy decisions.

The Board and Board Committees

We currently have eight incumbent directors and the following committees:

•	Audit Committee
•	Executive Compensation Committee
•	Nominating/Governance Committee
•	Land Committee

Our Board of Directors typically meets on a quarterly basis, with additional meetings held as required. During 2013, the Board of Directors held five meetings. Each director attended at least 75% of the aggregate of the Board and committee meetings of which they were a member. Our Land Committee does not have regularly scheduled meetings and only meets when significant land transactions require the Land Committee’s consideration. Directors are expected to attend our annual meetings of stockholders. All directors attended our 2013 annual meeting, which was held on May 15, 2013.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The following table identifies the current members of our Board of Directors and the number of meetings held during 2013:

Board of Directors	Audit Committee	Executive Compensation Committee	Nominating/ Governance Committee	Land Committee
Steven J. Hilton*
Peter L. Ax +		×	×	×
Raymond Oppel	×		×	×
Richard T. Burke, Sr.	×	×	×
Gerald Haddock	×	×		×
Dana Bradford	×	×	×	×
Michael R. Odell	×	×	×
Robert G. Sarver
Number of Meetings	8	4	4	8

*	=	Chairman of the Board
×	=	Member
	=	Committee Chair
+	=	Lead Independent Director

Audit Committee

The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act (Exchange Act), and the rules and regulations of the NYSE. The Audit Committee assists the Board of Directors in:

•	fulfilling its oversight of the integrity of our financial statements,
•	overseeing our compliance with legal and regulatory requirements,
•	determining the independent registered public accounting firm’s qualifications and independence,
•	evaluating the performance of our internal audit function and independent registered public accounting firm and
•	reviewing and approving any related party transaction between us and senior executive officers and directors.

The Audit Committee has the sole authority to appoint and replace our independent registered public accounting firm and approves all audit engagement fees and terms of all significant non-audit engagements with the independent registered public accounting firm in accordance with the pre-approval policies set forth in our Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from, and receives appropriate funding from us for, outside legal, accounting and other advisors as it deems necessary to carry out its duties.

The Audit Committee operates under a written charter established by the Board. The charter is available on our website at investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. Each member of the Audit Committee meets the independence requirements of the NYSE and the Exchange Act, and is financially literate, knowledgeable and qualified to review our financial statements. In addition, each member of the Audit Committee has accounting or related financial management expertise. The Board of Directors has determined that Peter Ax, an independent director as defined by the NYSE’s listing standards, is an “audit committee financial expert.” Information about Mr. Ax’s past business and educational experience is included in his biography in this proxy statement under the caption “—Class II Directors”.

The report of the Audit Committee is included in this proxy statement under the caption “Report of the Audit Committee.”

Executive Compensation Committee

The Board of Directors has established our Executive Compensation Committee (the “Compensation Committee”) in accordance with the NYSE’s rules and regulations. The Compensation Committee regularly reports to the Board of Directors and its responsibilities include:

•	reviewing and approving goals and objectives relative to the compensation of our NEOs, evaluating our NEOs’ performance in light of these goals and approving the compensation of our NEOs,
•	reviewing and incorporating stockholder preferences with respect to compensation agreements with our NEOs,
•	overseeing all equity-based award grants,
•	making recommendations to the Board of Directors with regard to non-NEO compensation and equity-based awards, and
•	producing a report on executive compensation to be included in our annual proxy statement.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Compensation Committee is currently comprised of six members of the Board, each of whom is independent under the independence standards of the NYSE, a “non-employee director” under Section 16 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). Generally the Compensation Committee chairman is in charge of setting the schedule for the Compensation Committee’s meetings, as well as the agenda of each meeting.

The Compensation Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request.

The Compensation Committee has the sole authority to hire outside advisors and consultants and to determine the terms, fees and costs of such engagements. In 2013, the Compensation Committee engaged POE Group, to provide an update on current compensation trends and to provide recommendations on our NEOs’ current compensation packages.

The Compensation Committee determines executive compensation with respect to our NEOs independent of management. The Compensation Committee approves all grants of equity-based awards. For the NEOs, the number and type of equity award grants in most cases are determined or based on an employment agreement between the Company and the NEO, which are negotiated and approved by the Compensation Committee; however, they may be adjusted based on the Compensation Committee’s review of the NEO’s performance and competitive market factors. For non-NEOs, management is responsible for recommending to the Compensation Committee the persons to receive grants and the nature and size of the proposed award. Because management is responsible for the day-to-day operation of the Company, the Compensation Committee believes that management is in the best position to make this recommendation.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has been, an employee of Meritage or any of its subsidiaries. There were no interlocking relationships between Meritage and other entities that might affect the determination of the compensation of Meritage’s executive officers.

Nominating/Governance Committee

The Board of Directors has established a Nominating/Governance Committee, which directly reports to the Board of Directors and is responsible for:

•	identifying individuals qualified to become Board members and recommending director nominees for the next annual meeting of stockholders,
•	reviewing and recommending changes as needed to the Company’s Corporate Governance Principles and Practices,
•	addressing such items as management succession, including policies and principles for our CEO selection and performance review and succession in the event of an emergency or departure of the CEO,
•	developing director qualifications and determining whether newly elected directors or prospective director candidates meet those qualifications,
•	considering director nominations received from stockholders,
•	reviewing the charters of the Compensation Committee, Audit Committee and Nominating/Governance Committee and any other committees
•	assess and monitor, with Board involvement, the Board’s performance,
•	recommending nominees for the Compensation Committee, Audit Committee, Land Committee, and
•	promoting adherence to a high standard of corporate governance and company values.

The Nominating/Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Nominating/Governance Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request. Each member of the Nominating/Governance Committee meets the independence requirements of the NYSE.

Director Nomination Process

Stockholder Nominees. The policy of the Nominating/Governance Committee is to consider properly-submitted stockholder nominations for candidates for membership on the Board of Directors as described below. In evaluating such nominations, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership qualifications and criteria described below. Any stockholder nominations proposed for consideration by

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

the Nominating/Governance Committee must include the nominee’s name and qualifications for Board membership and should be submitted to:

Meritage Homes Corporation

8800 East Raintree Drive

Suite 300

Scottsdale, Arizona 85260

Attn:  Secretary

The Secretary will forward all nominations to the Nominating/Governance Committee. In addition, our bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for submitting such nominations, and the deadline to propose actions for consideration at next year’s annual meeting, please see “Stockholders Proposals” on page 56 of this proxy statement.

Director Qualifications. The Nominating/Governance Committee will evaluate prospective nominees using the standards and qualifications set forth in our Corporate Governance Principles and Practices and in our criteria for new directors. Prospective nominees must meet the Company’s qualification requirements set forth in our Corporate Governance Principles and Practices and should have the highest professional and personal ethics and values, as well as broad experience at the policy-making level in business, government, education or public interest. Prospective nominees should be committed to enhancing stockholder value and should have sufficient time to devote to carrying out their duties and to provide insight based upon experience, talent, skill and expertise appropriate for the Board. Each prospective nominee must be willing and able to represent the interests of our stockholders.

Identifying and Evaluating Nominees for Directors. The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nominating/Governance Committee assesses the current composition of the Board of Directors, the balance of management and independent directors and the need for Audit Committee expertise in its evaluation of prospective nominees. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee may seek recommendations from current Board members, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. The Nominating/Governance Committee also evaluates each candidate in the context of maintaining and creating a diverse Board, as previously discussed. After completing its evaluation, the Nominating/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board will determine the nominees after considering such recommendations.

Executive Sessions of Independent Directors

Our Corporate Governance Principles and Practices dictate that the non-management members of the Board of Directors will meet in executive session at least quarterly outside the presence of directors that are employees or officers of the Company. The non-management directors met in executive session four times during 2013. Peter Ax is our Lead Independent Director and presides over these executive session meetings.

Land Committee

In early 2013, the Board of Directors established a Land Committee, which directly reports to the Board of Directors. Prior to such time, the approvals for significant land transactions were obtained by an affirmative vote of a majority of the Board’s directors. The Land Committee is responsible for reviewing and approving/denying land acquisition transactions recommended by management in excess of a predetermined monetary threshold. The Committee is intended to function as an additional governance and approval mechanism for executive management’s land acquisition approval policies and procedures.

As of the date of this filing, the Land Committee was comprised of Messrs. Ax, Oppel, Bradford and Haddock. The Land Committee is transactional in nature; accordingly, the frequency of meetings is not pre-determined, and meetings only occur when significant land transactions arise that require Land Committee consideration. Currently, no compensation is paid to any director for service on the Land Committee, and there is not a Land Committee chair.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Code of Ethics

We are committed to conducting business consistent with the highest ethical and legal standards. The Board of Directors has adopted a Code of Ethics, which is applicable to all employees, including our senior and executive management and our directors. The Code is available on our website at investors.meritagehomes.com and we will provide a print copy to any stockholder upon request.

Meritage Stock Pledging Policy

In February 2013, the Nominating/Governance Committee approved a modification to the Company’s securities trading policy prohibiting all future pledging of the Company’s equity securities by our employees, NEOs and Directors. In connection with this policy, the Company adopted a grandfather provision relating to existing pledges. As of the date our modified policy was adopted, only Messrs. Hilton and Sarver had outstanding pledges. Our grandfather provision exempts existing pledges and continuation or replacements thereto; provided, however, that with respect to these existing pledges (or continuations or replacements thereof) the number of shares pledged may not exceed the greater of (i) two-thirds of the total number of Meritage shares beneficially owned by Mr. Hilton or Sarver, as the case may be, or (ii) 200,000 shares. In establishing these grandfather provisions, the Board considered the particular circumstances of Mr. Hilton and Mr. Sarver, the founder of the Company and an original board member, respectively, both of whom have a significant ownership in the Company’s equity securities.

Anti-Hedging Policy

We have a securities trading policy that sets forth guidelines and restrictions on transactions involving our stock, which are applicable to all employees, including our NEOs and Directors. Among other things, our policy prohibits all types of hedging transactions, including, but not limited to, purchases of stock on margin, short sales, buying or selling puts or calls and similar transactions involving any derivative securities. These types of transactions would allow employees to own Company stock without the full risks and rewards of ownership. When that occurs, employees may no longer have the same objectives as the Company’s other stockholders and therefore such transactions involving Meritage stock are prohibited.

Communications with the Board of Directors

Interested persons may communicate with the Board of Directors by writing to our Lead Independent Director at the address set forth on page 2. The Lead Independent Director will disseminate the information to the rest of the Board at his discretion.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

The following discussion and analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented immediately below.

The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our NEOs. For our 2013 fiscal year, our NEOs were:

•	Steven J. Hilton, Chairman and Chief Executive Officer
•	Larry W. Seay, Executive Vice President, Chief Financial Officer
•	C. Timothy White, Executive Vice President, General Counsel and Secretary
•	Steven M. Davis, Executive Vice President, Chief Operating Officer

This CD&A addresses and explains the numerical and related information contained in the summary compensation tables and includes actions regarding executive compensation that occurred during 2013, including the award of bonuses related to 2013 performance, and the adoption of any new, or the modification of any existing, compensation programs, if applicable.

2013 Environment

During 2013, the overall housing market continued to improve after the recovery that began to accelerate in 2012. Existing pent-up demand and increased consumer confidence, together with excellent housing affordability metrics and relatively low inventories of homes for sale in many markets resulted in strong financial and operational performance for the entire homebuilding sector. While individual markets continue to experience varying results as local economic and employment situations strongly influence demand, all of our markets benefited from the homebuilding recovery, particularly those markets most affected by the downturn, including California, Arizona and Florida.

Meritage’s financial and operational performance continued to improve in 2013 with gains in our key operating metrics. In 2011 and 2012, we entered new markets in Tampa, Florida and Charlotte, North Carolina, which began to meaningfully contribute to our results in 2013. We continued our expansion in the last half of 2013, when we entered the Nashville, Tennessee market through the acquisition of a local homebuilder. We believe our improved financial and operating results were due to a combination of market conditions and strategic investments. Our investments in well-located new communities, growing markets and innovative product offerings have created a strategic differentiation for Meritage Homes. We believe differentiation has benefited us throughout the last several years and will continue to provide us with opportunities for growth and profitability in the future.

The profitability and growth of Meritage is dependent on the executive management’s vision and actions to establish and support these strategic goals and we feel we have taken, and continue to take, appropriate steps for Meritage to be well-positioned for success.

Executive Summary

Meritage Homes is committed to building long-term stockholder value. Accordingly our NEO compensation program is designed to be largely performance driven. At our 2013 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by 99.7% of total votes cast, indicating that our stockholders were in agreement with our Executive Compensation Committee and its direction of setting compensation arrangements based on thresholds that are in line with the goals of our stockholders. In order to further align the compensation program for our NEOs with those of our stockholders, in 2013 the Executive Compensation Committee engaged POE Group as an independent compensation consultant to evaluate the terms of our NEO compensation programs as they relate to creating stockholder value as well as remaining competitive in the marketplace with the changing trends in NEO compensation. The results of their analysis and changes to compensation as a result of that review are discussed further in this proxy in the section titled “2014 Developments”.

2013 Business Highlights

2013 was another year of strong growth and progress on many strategic fronts for Meritage Homes. We improved across all of our key performance indicators and were recognized for our industry leadership in several important areas. Below is a summary of some of the significant accomplishments achieved in 2013.

•	We grew total home closing revenue by 51% over 2012.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Rising prices drove our home closing gross margin to an eight-year high of 22% for the year, increasing home closing gross margins by 360 basis points.
•	Pre-tax earnings grew by a multiple of six times over 2012, and 2013 net earnings of $124 million were the third highest in our history.
•	Net orders for the year increased 17% in 2013 over 2012, and total order value increased 40% year over year, aided by a 20% increase in average sales prices.
•	The total value of orders in backlog at year-end 2013 was 43% higher than the prior year’s ending backlog.
•	We broadened our geographic footprint by acquiring a highly-respected local builder in the Nashville market, entering our fourth new market since 2011.
•	We expanded our total active community count to 188 at year-end, 19% more than at year-end 2012.
•

With key market drivers indicating a high probability for continued growth in the housing market, we invested approximately $565 million in land and development, contracted for approximately 11,200 new lots during the year, and ended with approximately a five-year supply of 25,700 total lots under control.

•	We raised additional capital in 2013 and early 2014 to ensure that Meritage has sufficient liquidity to continue to grow while maintaining a strong balance sheet.

Since Meritage committed to building every home to meet or exceed ENERGY STAR® standards, the Environmental Protection Agency has recognized Meritage as an ENERGY STAR Partner of the Year every year since 2010. In 2013, Meritage received its prestigious Partner of the Year for Sustained Excellence Award in recognition of our ongoing industry leadership in advancing energy-efficient building standards.

In addition to the financial and operational successes Meritage Homes experienced in 2013, the Company also enjoyed successes in establishing itself as a company that gives back and has been recognized for such efforts. In 2013, Meritage partnered with Operation Homefront to provide newly-built mortgage-free homes to three military families through its Homes on the Homefront program. In addition, Meritage employees donated thousands of man-hours and tens of thousands of dollars in support of Make-A-Wish Foundation, Ronald McDonald House, Salvation Army, Desert Mission Food Bank and many other local and national charitable organizations, which we will continue to support through the Meritage Cares Foundation.

As mentioned, our executive compensation program is designed to be driven with a focus on pay-for-performance. More than half of our executives’ compensation is determined on various performance metrics that are tied to Meritage’s operational goals. While overall NEO compensation has increased over the last several years, it has done so at a significantly slower pace than the overall improvement of the Company. The following graph illustrates CEO compensation as it relates to the improving performance of the Company.

*	Before deduction of CEO total compensation (as reflected in the Summary Compensation Table).

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation program is designed to drive and reward superior corporate performance both annually and over the long term while simultaneously striving to be externally competitive. We continually review our executive compensation program to ensure it reflects good governance practices and is in the best interests of stockholders, while meeting the following core objectives:

Pay for Performance

A substantial portion of the total potential compensation for each NEO is intended to be variable on a pay-for-performance basis. The terms of the performance-based compensation contemplated in each NEO’s employment agreement was based upon an assessment of external market data to ensure that the compensation formula is competitive relative to the compensation paid by companies with which we compete for executive talent. This compensation is derived based on (i) the performance of the Company as a whole, as measured against our peer group and (ii) the officer’s role in the attainment of the Company’s performance.

Stock Ownership

We are committed to utilizing our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our executives with those of our stockholders and helps to focus our executives on long-term stockholder value creation. We award restricted stock and restricted stock units to our NEOs as we believe such awards provide our NEOs with an incentive to continue to increase long-term stockholder value, even during periods of declining stock prices. We believe the granting of equity awards is an important retention tool and is widely used in our industry.

Recruiting and Retention

Due to the competitive nature of our industry, we are committed to providing total compensation opportunities that are competitive with, though not identical to, the practices of other large public homebuilders in our industry. We intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain outstanding executives who are motivated to help us achieve our mission.

Compensation Peer Group

We compete with homebuilding companies of various sizes for executive talent, and therefore the Compensation Committee generally reviews composite market data reflecting the market median compensation paid to executives with similar roles. On an informal basis, the Company reviews the compensation of its NEOs and compares it to industry peers, analyzing the relationship of the relative amounts of the components of compensation (e.g., salary, bonus, equity compensation and other compensation) to the relative size of each peer company’s revenues, assets and equity. For the past several years, the peer group has been comprised of the top public homebuilders and for the current year was comprised of Beazer Homes USA, Inc., D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M.D.C. Holdings, Inc., M/I Homes, Inc., NVR, Inc., PulteGroup, Inc., The Ryland Group Inc., Standard Pacific Corp. and Toll Brothers, Inc.

Our analysis is used as an overall reasonableness check on the types and levels of compensation paid to our executive officers to ensure that the pay of our NEOs is not excessive, nor too low as to not be deemed a sufficient tool to attract and maintain key talent. The analysis is completed on a retrospective basis and as such, it is used as a guide for our Compensation Committee in setting reasonable future compensation levels and benefits.

The 2013 analysis included a percentile ranking of the Company’s NEOs’ compensation as compared to the peer group’s NEOs as well as a mathematical computation of predicted compensation assuming the relationship between compensation and revenue, assets or equity derived from the peer group is applied to Meritage Homes’ financial results. Our analysis is informal in nature and is not by itself used to specifically set any particular element of compensation (whether salary, bonus, equity compensation, or otherwise) or compensation targets.

While market data is an important factor considered by the Compensation Committee when setting compensation, it is only one of multiple factors, and the amount paid to each executive may be more or less than the composite market predicted value based on the performance of the Company and the executive, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Compensation Committee deems important.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Best Practices

The best practices evidenced by our compensation programs and processes include:

WE DO		WE DO NOT
✓	Require a significant portion of the total compensation of our NEOs is determined based on performance tied to strategic objectives.	Provide perquisites for our NEOs other than those limited to auto allowance, reimbursement of certain insurance premiums and other limited benefits.
✓	Have executive Stock Ownership Guidelines in place set at a multiplier of base salary.	Reprice or replace stock options and other equity awards.
✓	Have clawback policy permitting the recoupment of incentive bonuses in the event of a restatement of financial results.	Allow hedging, as we have a policy that prohibits entering into any contract or instrument designed to hedge or offset any decrease in the market value of Meritage stock.
✓	Require the Executive Compensation Committee to be composed of independent Directors.	Allow pledging, as we have a policy prohibiting Directors and NEOs from pledging Meritage stock as collateral for a loan, subject to certain limited grandfather provisions.
✓	The Compensation Committee retained POE Group Inc. (“POE Group”) as its independent executive compensation consultant.

Our executive compensation policies and practices are designed to align our NEOs’ long-term interests with those of our stockholders via a pay-for-performance model. The charts below depict the 2013 percentage of compensation for our CEO and other NEOs that is fixed versus performance-based:

*	Inclusive of performance-based restricted stock awards and annual non-equity incentive compensation.

Compensation Program and Payments

The key components of our executive compensation program are base salary, annual incentive compensation and long-term incentive compensation. In addition, our NEOs have the opportunity to participate in our company-wide 401(k) plan, a deferred compensation plan, and to receive certain personal benefits, as described below. The employment agreements of our CEO and other NEOs are further described in this proxy under the section “—Employment Agreements in Effect for 2013”.

At the 2013 Annual Stockholder meeting, our stockholders overwhelmingly supported our compensation program with 99.7% of total votes cast. In addition, we periodically solicit feedback from our largest stockholders, which has been generally positive and supportive of our compensation programs. The Compensation Committee considered the 2013 voting results in connection with

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COMPENSATION DISCUSSION AND ANALYSIS

its 2013 and 2014 compensation decisions and hired POE Group, which provided the following services for the Compensation Committee during 2013:

•	evaluated our executive officers’ base salary, annual incentive and long-term incentive compensation, and total direct compensation relative to the competitive market;
•	advised the Compensation Committee on executive officer target award levels within the annual and long-term incentive program and, as requested, on actual compensation actions;
•	advised on changes to the design of our 2014 annual and long-term incentive plans, described in “Compensation Discussion & Analysis”;
•	briefed the Compensation Committee on executive compensation trends among our peers and the broader industry;
•	evaluated our non-employee director compensation levels and program relative to the competitive market;
•	provided tally sheets detailing total compensation for 2013, equity and deferred compensation gains for 2013, and severance payouts for change in control; and
•	assisted with the preparation of the Compensation Discussion and Analysis for this proxy statement.

After consultation with POE Group, we have implemented changes to the compensation program to further align our NEO compensation packages with moving trends within the industry as detailed in the “—2014 Developments” section of this proxy statement.

Base Salary

The purpose of the base salary is to provide a fixed amount of cash compensation that is not variable and is generally competitive with market practices. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall target compensation. As compared to our compensation peer group, we target our NEO salaries to be commensurate with other public homebuilders. We believe the NEO base salaries are appropriate based on the officers’ roles, responsibilities, experience and contributions to the company, as well as market data.

Annual Incentive Compensation

In accordance with the terms of each NEO’s employment agreement, each NEO is eligible for annual incentive compensation. As compared to our peer group, we target our NEO incentive compensation to be commensurate with other public homebuilders. The annual incentive compensation is designed to generally comply with the requirements of Section 162(m) of the Code to allow for the tax deductibility of incentive compensation paid to our NEOs.

We believe investors within the public homebuilder industry look to several key financial metrics when valuing companies. These metrics include EBITDA (adjusted for non-recurring items), return on assets and return on equity. We believe these metrics are readily accepted by the capital markets and investment communities as key measures of a company’s performance. The Compensation Committee previously concluded that the combination of these metrics sets an optimal incentive program for our NEOs and aligns their interests with our stockholders. The Company believes that the use of these metrics together results in an appropriate and acceptable balance between operating results (adjusted EBITDA), balance sheet and capital resource management (return on assets and return on equity). For our NEOs, we have structured the 2013 cash incentive component of their compensation to result in the possible award of a percentage of the Company’s Adjusted EBITDA, as defined below. In 2013, the level of cash incentive award was based on pre-determined annual targets of return on assets and return on equity. The adjusted EBITDA percentages used to calculate the percentage of bonus to be paid were at 0.825%, 0.200%, 0.150% and

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COMPENSATION DISCUSSION AND ANALYSIS

0.325% for Messrs. Hilton, Seay, White and Davis, respectively, for each of the return on assets and return on equity targets. Attainment of the goals was benchmarked internally as follows for 2013:

BENCHMARKS FOR 2013 ANNUAL INCENTIVE COMPENSATION:
% of Budgeted Target Achieved(1)	Percent of NEO annual incentive award as determined by adjusted EBITDA(2)
>90%	100%
80-89%	80%
70-79%	60%
60-69%	40%
50-59%	20%
Below 50%	zero

(1)	Based on targets of return on assets and return on equity as established by the annual budget that is approved by the Board.
(2)

One half of calculation applies to return on assets, remaining half applies to return on equity. Where actual results fall between the thresholds set forth above, payments will be interpolated along a linear continuum from the threshold exceeded to the next highest threshold.

ACTUAL RESULTS AS COMPARED TO BENCHMARK FOR 2013 ANNUAL INCENTIVE COMPENSATION:

	Named Executive Officer
	Steven J. Hilton	Larry W. Seay	C. Timothy White	Steven M. Davis
Actual Results	Bonus as a Percentage of Adjusted EBITDA
Company’s Return on Assets
2013 Budget	7.30%	7.30%	7.30%	7.30%
2013 Actual	9.88%	9.88%	9.88%	9.88%
NEO Payout %	0.8250%	0.2000%	0.1500%	0.3250%
NEO Payout $	$2,045,141	$495,792	$371,844	$655,662
Company’s Return on Equity
2013 Budget	16.38%	16.38%	16.38%	16.38%
2013 Actual	23.43%	23.43%	23.43%	23.43%
NEO Payout %	0.8250%	0.2000%	0.1500%	0.3250%
NEO Payout $	$2,045,141	$495,791	$371,844	$655,661

The Company’s actual return on assets and return on equity exceeded the benchmarks set, accordingly, each NEO qualified for payment of 100% of the calculated amount. In accordance with the terms of the Incentive Plan and each NEO’s employment agreement, the Compensation Committee has complete discretion to reduce the amount of the annual cash incentive compensation based on any factors it deems appropriate or relevant. Although Mr. Davis qualified for payment of 100% of the calculated amount, the Compensation Committee exercised its discretion to reduce Mr. Davis’ aggregate annual incentive compensation award amount for 2013 by approximately $300,000. The amounts listed in the table above for Mr. Davis reflect this reduced amount. The Compensation Committee’s decision to exercise its discretion to reduce Mr. Davis’ annual incentive compensation award for 2013 resulted from the Company’s insufficient progress towards improving certain operational metrics that the Board identified as important and charged Mr. Davis with the responsibility for implementing.

When determining the amount (or exclusion) of bonus and incentive compensation to be paid for 2013, the Compensation Committee reviewed and considered the following information:

•	feedback from the full Board of Directors (excluding the CEO) regarding the performance of the CEO for 2013,
•

the financial and stock performance of the Company, comparable public companies and other companies in our industry with which we compete, including the total relative stockholder return of our Company and our competitors, and

•

feedback from the CEO supporting the bonus and incentive compensation to be paid to each NEO (other than the CEO), based on achieving their specified goals and their personal and departmental contributions to the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

For purposes of determining the executives’ formula bonuses, “Adjusted EBITDA” means earnings before interest expense and interest amortized to cost of sales, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude impairments, one-time bond, refinancing and offering costs and significant litigation settlement payments by the Company and similar costs associated with one-time extraordinary events as well as the deductions relating to the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel. As discussed below, the Executive Compensation Committee does from time to time award discretionary bonuses for additional efforts or achievements. Also, each NEO’s employment agreement provides that the Executive Compensation Committee has complete discretion to reduce the amount of the annual cash incentive bonus compensation based on any factors it deems appropriate or relevant.

The specific details of each NEO’s 2013 incentive compensation are further described under the section “—Employment Agreements in Effect for 2013”.

Discretionary Bonuses

There were no discretionary bonuses awarded in 2013.

Long-Term Incentive Awards

Long-term incentives are intended to provide compensation opportunities based on the creation of stockholder value and an increase in our stock price. The upside potential of stock option awards will be realized by the NEOs only if our stock price performance improves over the vesting period and/or the term of the awards. Historically, stock options granted to our NEOs generally have had a five-year pro-rata vesting schedule and a seven-year term. Commencing in 2007, we began awarding our NEOs restricted stock awards as part of our total equity compensation structure. In addition, starting in 2009, we began granting performance-based restricted stock awards to our NEOs, as further discussed below. The restricted stock and performance-based restricted stock awards generally have a three-year cliff vesting schedule.

In connection with our equity awards, we have also adopted equity ownership requirements as further discussed below in the section “—Security Ownership Requirements.”

The Executive Compensation Committee believes that equity awards provide a strong long-term incentive for our NEOs (and other officers and employees) that, along with their stock ownership, help to align the interests of management with our stockholders. The Compensation Committee believes that these equity-based awards provide the opportunity for our executives to benefit from strong equity performance and, particularly in the case of the restricted stock and restricted stock unit awards, the NEOs focus on balancing stability and preservation of the stock value against being incentivized to potentially take on an imprudent level of additional risk to drive stock appreciation with more contingent equity awards such as stock options. The Company and the Compensation Committee also believe that an appropriate mix of cash compensation and non-cash compensation in the form of equity awards is necessary and appropriate because, among other reasons, equity-based awards do not require the use of our working capital. The Compensation Committee is mindful of the fact that equity awards represent an expense under generally accepted accounting principles and a cost to the Company and its stockholders in the form of dilution. Accordingly, we seek to achieve an appropriate balance between cash and non-cash compensation such that management is appropriately incentivized, our working capital and financial results are minimally affected and our stockholders do not experience undue dilution.

Other Compensation

The Compensation Committee does not believe in the extensive use of perquisites as a component of executive compensation. The Compensation Committee believes that the perquisites provided to our NEOs (above those received by all employees or officers in general) are limited, but help maintain the competitiveness of our compensation package as compared to our peer companies. The types of perquisites we provide to our NEOs generally consist of car allowances, and enhanced life and disability or long-term care insurance.

Tax Considerations

Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each NEO. The $1 million limitation generally does not apply to compensation that is paid pursuant to a performance-based plan approved by stockholders. Our policy is to comply with the requirements of Section 162(m) and generally maintain deductibility for executive compensation, although we reserve the right, as do most public companies, to make non-deductible payments where we determine it is in the best interests of Meritage and its stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

At the 2006 Annual Meeting of Stockholders, our stockholders approved the Incentive Plan. The purpose of the Incentive Plan is to provide for annual incentive awards to the Company’s key executives, including the NEOs, and it is the vehicle through which we pay our cash performance bonuses. The Incentive Plan is administered by the Compensation Committee and provides for cash awards payable to executives upon the attainment of certain predetermined performance goals for the Company. It is our intent that performance-based awards made pursuant to the Incentive Plan qualify as deductible compensation under Section 162(m) of the Code. Our stockholders reapproved the Incentive Plan at the 2010 Annual Meeting, and we are again seeking shareholder approval at this year’s 2014 Annual Meeting of Stockholders of the performance criteria under our Incentive Plan and to extend the plan through February 2019. See “Amendment to and Extension of our Executive Management Incentive Plan (Proposal 5).”

The current employment agreement for our CEO contemplates the payment of a base salary and benefits that will likely exceed the limitations provided for under Section 162(m). We do not, however, expect that we will incur a Section 162(m) excess resulting in a lost tax deduction that is material.

Security Ownership Requirements

In 2006, we adopted security ownership requirements for our directors and certain executive officers. The Board of Directors believes that these guidelines align the interests of our directors and executive officers with those of stockholders. Our directors and executive officers are required to comply with the following ownership guidelines:

•	Directors, three times annual director fees (exclusive of committee or lead director fees),
•	CEO, four times base salary, and
•	COO, CFO and General Counsel, one times base salary

In the case of the appointment of a new executive officer or director, such person is expected to comply with the requirements within three years of the date of appointment. In order to enable our directors and officers to prudently manage their personal financial affairs, our policy provides that once compliance is obtained, subsequent changes in stock price will not affect the person’s compliance with the guidelines. For purposes of the security ownership requirement, stock options and non-vested restricted stock are not considered owned. As of December 31, 2013, all officers and directors were in compliance with their respective security ownership requirements.

Stock Options and Other Equity-Based Awards

Meritage has traditionally granted equity-based awards to directors, senior executive officers and other employees to provide a means for incentive compensation and to align the interests of management with the interest of Meritage’s stockholders. In 2007, the Company began to grant restricted stock awards to select employees and since 2009, all equity awards company-wide have been comprised of restricted stock and, since 2014, restricted stock units, as a means of providing sufficient incentive compensation, bringing it more in line with industry trends.

We have comprehensive policies relating to the granting of stock options and other equity-based awards. Following is a summary of key aspects of our policies:

•	All equity-based awards (“stock-based grants”) must be approved by the Compensation Committee.
•	All stock-based grants will be approved at formal meetings (including telephonic) of the Compensation Committee.
•	The grant date of such awards will be the date of the meeting (or a specified date shortly after the meeting).
•

The annual stock-based grant shall be approved at a regularly scheduled meeting of the Compensation Committee during the first part of the year, but generally after the annual earnings release. We believe that coordinating the main annual award grant after our annual earnings release will generally result in this grant being made at a time when the public is in possession of all material information about us.

•

The customary annual grant (including performance-based grants) to executive officers and directors shall generally occur approximately at the same time as the customary annual grant to other employees.

•

The Company shall not intentionally grant stock-based awards before the anticipated announcement of materially favorable news or delay the grant of stock-based awards until after the announcement of materially unfavorable news.

•	The Compensation Committee will approve stock-based grants only for persons specifically identified at the meeting by management.

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COMPENSATION DISCUSSION AND ANALYSIS

Employment Agreements in Effect for 2013

In January 2010, we entered into amended employment agreements with our CEO and each NEO, and the Compensation Committee negotiated and approved the terms of each of these agreements. Each agreement was scheduled to expire on December 31, 2012; however, the automatic one-year extension renewal provisions continued the agreements for 2013. These renewal provisions extend the terms of the arrangements for one year unless on or before August 31 of any renewal term, the executive or the Company notifies the other that it wishes to terminate the agreement. Each of the employment agreements also includes a claw-back provision requiring the recovery by the Company of all or part of prior bonuses in the event the performance measure used to calculate the bonus is restated downward as a result of the executive’s willful misconduct or gross negligence. We may recover any such claw-backs through an offset to future awards payable under the employment agreement, or from the executive directly. All NEOs have non-solicitation covenants, and Mr. Hilton’s agreement also includes a non-compete covenant. In March 2014, we entered into new employment agreements with our CEO and each NEO, and the Compensation Committee negotiated and approved the terms of these agreements. The changes in the new employment agreements are discussed further in the section under “—2014 Developments”. A description of the other key components of each NEOs agreement in effect for 2013 follows.

Steven J. Hilton, CEO

Mr. Hilton’s agreement provided Mr. Hilton with a base salary of $1,017,500 per year. This agreement also provided that Mr. Hilton is entitled to payment of, or reimbursement for, amounts paid to purchase a $5 million term life insurance policy and disability and/or long-term care insurance providing for a monthly benefit up to $20,000, use of a chartered airplane for business purposes only, and use of a Company-provided automobile.

Mr. Hilton’s agreement also provided for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlined in the matrix on page 34. Mr. Hilton’s employment agreement also contemplated that he will receive an annual award of a minimum of 50,000 shares of restricted stock (or such equivalent number of shares subject to full value awards as the Compensation Committee determines in its discretion).

Larry W. Seay, Executive Vice President and Chief Financial Officer

Mr. Seay’s agreement provided Mr. Seay with a base salary of $500,000 per year. This agreement also provided that Mr. Seay is entitled to a $1,200 per month automobile allowance, payment of, or reimbursement for, amounts paid to purchase disability and/or long-term care insurance providing for a monthly benefit up to $20,000 and a $3 million term life insurance policy.

Mr. Seay’s agreement also provided for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlined in the matrix on page 34. Mr. Seay’s employment agreement also contemplated that he will receive an annual option grant to acquire a minimum of 36,667 shares of Company stock at an exercise price equal to fair market value on date of grant (or such equivalent number of shares subject to full value awards as the Compensation Committee determines in its discretion).

C. Timothy White, Executive Vice President, General Counsel and Secretary

Mr. White’s agreement provided for a base salary of $525,000 per year. This agreement also provided that Mr. White is entitled to a $1,200 per month automobile allowance, payment of, or reimbursement for, amounts paid to purchase disability and/or long-term care insurance providing for a monthly benefit up to $20,000 and a $3 million term life insurance policy.

Mr. White’s agreement also provided for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlines in the matrix on page 34. Mr. White’s employment agreement also contemplated that he will receive an annual option grant to purchase a minimum of 15,000 shares of Company stock at an exercise price equal to the fair market value on the date of grant (or such equivalent number of shares subject to full value awards as the Compensation Committee determines in its discretion).

Steven M. Davis, Executive Vice President and Chief Operating Officer

Mr. Davis’ agreement provided for a base salary of $500,000 per year. This agreement also provided that Mr. Davis is entitled to a $1,200 per month automobile allowance, payment of, or reimbursement for, amounts paid to purchase disability and/or long-term care insurance providing for a monthly benefit up to $20,000 and a $3 million term life insurance policy.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Davis’ agreement also provided for an annual cash incentive bonus based on the Company’s attainment of defined performance objectives as outlined in the matrix on page 34. Mr. Davis’ employment agreement also contemplated that he will receive an annual option grant to purchase a minimum of 15,000 shares of Company stock at an exercise price equal to the fair market value on the date of grant (or such equivalent number of shares subject to full value awards as the Compensation Committee determines in its discretion).

Discussion of CEO and NEO Compensation

Following is a discussion of the compensation paid, awarded or earned in 2013 to the Company’s CEO and NEOs.

As described below, since 2009, the Company conditioned some of its restricted stock award grants to NEOs on the achievement of performance criteria, specifically Adjusted Pre-Tax Income and G&A expenses being within a specified range and achievement of a certain level of customer service satisfaction rating. Following is a summary of the key reasons the Compensation Committee selected these metrics:

•

Adjusted Pre-Tax Income being within a specified range—the Compensation Committee believed that it was important that the executive officers be accountable for managing the business towards the budget approved by the Board. The Compensation Committee also considered the metrics of revenue and net income, but determined pre-tax income was the most appropriate measure because revenue does not take into account profitability of our core operations and after-tax net income takes into account factors largely outside the control of management, such as the creation and relief of non-cash deferred tax valuation allowances due to accounting rules and tax laws. One of the Company’s main goals during the economic downturn during the 2007-2011 period was to return to profitability and we believe Adjusted Pre-Tax Income appropriately measured management’s success in achieving this goal.

•

Adjusted G&A being within a specified range—the Compensation Committee believed that overhead cost control is critical to the success of the Company and that it is important to hold the executive officers accountable for managing costs within the budget approved by the Board.

•

Customer service satisfaction rating—the Compensation Committee believed the long-term success of the Company is dependent on delivering quality homes with excellent customer service. In short, it is a fundamental prerequisite for almost any business to achieve high customer satisfaction. Accordingly, the Committee incorporated a customer service component.

CEO Compensation

Mr. Hilton was compensated in 2013 pursuant to the terms of his employment agreement in effect during 2013, which provided for a base salary, an annual cash incentive bonus based on Company performance, if earned, and other customary executive benefits.

Under this agreement, a substantial portion of Mr. Hilton’s potential compensation was performance-based to align his goals and efforts with the interests of our stockholders.

Salary. Mr. Hilton was paid a base salary of $1,017,500 in 2013.

Restricted Stock. In 2013, Mr. Hilton was granted an award of 25,000 shares of restricted stock. These shares cliff vest on the third anniversary of the date of grant. Additionally, Mr. Hilton was awarded 25,000 shares of performance-based restricted stock, which cliff vest only if the following performance criteria are met:

Number of Shares	Measurement Date	Performance Criteria
8,334	February 13, 2016	125% of 2015 Adjusted Pre-Tax Income is greater than budget or 2015 Adjusted Pre-Tax Income is within $9 million of budget
8,333	February 13, 2016	2015 Adjusted SG&A expense less than 15% of total revenue
8,333	February 13, 2016	2015 Customer Service Satisfaction Rating greater than or equal to 80

The number of shares and type of equity award for the 2013 grant was determined by the Compensation Committee and was deemed commensurate with compensation packages of other CEOs of public homebuilders when evaluated in connection with Mr. Hilton’s total cash and equity compensation as discussed previously in this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

In connection with the grant of his 2011 performance-based restricted stock, which was earned in 2013 and vested in early 2014, the following analysis was completed:

•

The Company’s Adjusted Pre-Tax Income was $229.1 million, which was within $9.0 million of budget and, when multiplied by 125%, was greater than budget. Therefore, this performance trigger was met, releasing 6,250 shares of performance-based stock. The budget for Adjusted Pre-Tax Income was $117.5 million for 2013.

•	The Company’s 2013 Adjusted G&A expense was $218.3 million, which was less than 15% of total revenue. This performance trigger was met, releasing 6,250 shares of performance-based restricted stock.
•	The Company’s 2013 Customer Service Satisfaction Rating exceeded 80. This performance trigger was met, releasing 6,250 shares of performance-based restricted stock.

Accordingly, Mr. Hilton received 18,750 shares of the Company’s common stock on February 9, 2014.

Performance-Based Bonus. For 2013, Mr. Hilton received a cash performance-based bonus of $4,090,282, pursuant to the terms set forth in his employment agreement as outlined on page 33 in this proxy statement.

Other Benefits. The Company also provided to Mr. Hilton other benefits consistent with our normal executive employment arrangements. These benefits are detailed in the All Other Compensation Table included in this proxy statement and in 2013 totaled less than $39,000.

Other NEO Compensation

Following is a discussion of compensation paid during 2013 to the other NEOs named in this proxy statement.

Messrs. Seay, White and Davis were compensated in 2013 pursuant to the terms of their respective prior employment agreements in effect during 2013, which provided for a base salary, a bonus based on Company performance, if earned, and other customary executive benefits. Under these agreements, a substantial portion of the NEOs’ potential compensation is performance-based to align their goals and efforts with the interests of our stockholders.

Salary. Messrs Seay, White and Davis were paid base salaries of $500,000, $525,000 and $500,000, respectively, in 2013.

Restricted Stock. In 2013, Messrs. Seay, White and Davis were each granted an award of 12,500 shares of restricted stock. These shares cliff vest on the third anniversary of the date of grant. Additionally, Messrs. Seay, White and Davis were awarded 12,500 shares each of performance stock, which also cliff vest only if the following performance-based restricted criteria are met.

Number of Shares	Measurement Date	Performance Criteria
4,167	February 13, 2016	125% of 2015 Adjusted Pre-Tax Income is greater than budget or 2015 Adjusted Pre-Tax Income is within $9 million of budget
4,167	February 13, 2016	2015 Adjusted SG&A expense less than 15% of total revenue
4,166	February 13, 2016	2015 Customer Service Satisfaction Rating greater than or equal to 80

The number of shares and type of equity award for the 2013 grant was determined by the Compensation Committee and was deemed commensurate with compensation packages of other NEOs of public homebuilders when evaluated in connection with Messrs. Seay, White, and Davis total cash and equity compensation as discussed previously in this proxy statement.

In connection with the grant of their 2011 performance-based restricted stock, which was earned in 2013 and vested in early 2014, the following analysis was completed:

•

The Company’s Adjusted Pre-Tax Income was $229.1 million, which was within $9.0 million of budget and, when multiplied by 125%, was greater than budget. Therefore, this performance trigger was met, releasing 4,167 shares of performance-based stock shares. The budget for Adjusted Pre-Tax Income was $117.5 million for 2013.

•	The Company’s 2013 Adjusted G&A expense was $218.3 million, which was less than 15% of total revenue. This performance trigger was met, releasing 4,167 shares of performance-based stock.
•	The Company’s 2013 Customer Service Satisfaction Rating exceeded 80. This performance trigger was met, releasing 4,166 shares of performance-based stock.

Accordingly, Messrs. Seay, White and Davis each received 12,500 shares of the Company’s common stock on February 9, 2014.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance-Based Bonus. For 2013, Messrs. Seay, White and Davis received cash performance-based bonuses of $991,583, $743,688, and $1,311,323, respectively, pursuant to the terms set forth in their respective employment agreements as discussed previously in this proxy statement.

Other Benefits. We also provided to Messrs. Seay, White and Davis other benefits consistent with our normal executive employment arrangements and his employment agreement. These benefits are detailed in the All Other Compensation Table included in this proxy statement and in 2013 totaled less than $59,000, $58,000, and $51,000, respectively.

2014 Developments

During 2013, the Compensation Committee undertook a holistic review of the executive compensation program with the assistance of our independent compensation consultant, POE Group. The program was analyzed with respect to the following strategic principles:

•	Alignment with key outcomes of our business strategies;
•	The appropriate balance of short- and long-term incentive award opportunity;
•	Provision of market-competitive total compensation opportunity within our industry and peer group;
•	Appropriate alignment with our stockholders by delivering a significant percentage of total compensation opportunity through equity;
•	Provision of performance criteria where a significant percentage of total compensation is at risk;
•	Transparency in the communication of plan design and performance goals to enhance understanding; and
•	Adherence to sound governance practices, including the prudent management of compensation risk.

Based on the results of the analysis, effective January 1, 2014, we have adopted modifications to our NEO compensation program, including changes to both our annual non-equity incentive plan and long-term incentive compensation plans as outlined below.

Non-Equity Incentive Plan

The non-equity incentive plan will have three primary performance measures:

1.	Targeted EBITDA as adjusted for specific and pre-determined items (adjusted EBITDA);
2.	Targeted number of home closings; and
3.	Targeted customer satisfaction rating as determined by our third party rating agency.

These performance measures may be weighted differently for each NEO based on their direct and individual contributions to the respective metrics. For each of the three primary performance measures noted above, our Compensation Committee has specified:

•	A threshold level of achievement below which no incentives will paid;
•	A target level of achievement associated with a market-competitive incentive award; and
•	A maximum level of achievement above which incentives will not increase (payout ceiling).

In addition to the three company-based measures that apply to all NEOs, our new program may also consider individual performance for certain executive positions as appropriate.

We believe these changes to our non-equity incentive plan focus our NEO team on the most important short-term measures of our business, establish a clear connection between performance and earned compensation, and provide greater transparency to our stockholders as to the operation of our non-equity incentive plan. Each goal represents a fixed percentage of total potential compensation with each goal assessed separately from the others. The charts below illustrate the maximum non-equity incentive payout amounts at threshold, intermediate, target and maximum levels for 2014 for each NEO based on the established performance metrics.

40    MERITAGE HOMES  |  2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Payout based on Attainment of Performance Goals

Name and Principal Position	Threshold	Intermediate	Target	Maximum
Steven J. Hilton,	$625,000	$1,250,000	$2,500,000	$5,000,000
Chairman and CEO
Larry W. Seay,	$150,000	$300,000	$600,000	$1,200,000
EVP and CFO
C. Timothy White,	$150,000	$300,000	$600,000	$1,200,000
EVP, General Counsel and Secretary
Steven M. Davis,	$250,000	$500,000	$1,000,000	$2,000,000
EVP and COO

The relationship between the level of performance and associated payout with each level is reflected below. Where actual results fall between the performance levels set forth above, payments will be calculated based on linear interpolation.

	Below Threshold	Threshold	Intermediate	Target	Maximum
Adjusted EBITDA and Number of Home Closings
Performance (as % of Goal)	<80%	80%	90%	100%	110%
Payout as % of Target	0%	25%	50%	100%	200%
Customer Satisfaction Rating
Performance (as % of Goal)	<88%	88%	94%	100%	113%
Payout as % of Target	0%	25%	50%	100%	200%

As indicated, our new program may also consider individual performance. In addition to the company-based performance measures and payouts as set forth in the tables above, Mr. Davis must meet certain additional operational and financial metrics in order to qualify for the payout amounts set forth above. Accordingly, if Mr. Davis does not achieve one or more of such additional measures, his 2014 non-equity incentive will be reduced from the amount otherwise payable, up to a maximum reduction of 20%.

Long-Term Incentive Awards

On February 12, 2014, the Board of Directors approved an amendment to the Current Stock Plan allowing for the awards of restricted stock units. Consistent with our approach in previous years, our long-term incentive awards will continue to consist of two equity delivery vehicles: time-vested restricted stock units and a performance award plan where 50% of the long-term award opportunity will be provided through a performance-based approach and 50% based on the continued employment for the NEO, subject to acceleration in certain events. All potential performance-based awards will be paid out in Meritage shares and cliff vest on the third anniversary of the date of grant if the requisite performance measures are attained.

The performance share portion of the long-term incentive awards has three measures:

1.	Three-year total shareholder return (“TSR”) relative to our peer group (defined below);
2.	Achievement of a targeted three-year cumulative earnings per share (“EPS”) goal; and
3.	Achievement of a targeted three-year average return on asset (“ROA”) goal.

The payout weighting for TSR, EPS and ROA are 40%, 30% and 30%, respectively, are each assessed separately from the others, and each may be adjusted for specific and pre-determined items.

The Compensation Committee selected these three measures for our long-term incentive awards as they believe they best align with our current shareholder interests of strong returns, increased profitability per share, and increased efficiency in generating profits from assets. Additionally, the three metrics are assessed from both relative and absolute measurement approaches providing internal and external performance perspective. Finally, the measures assess performance on a cumulative basis over three years, linking compensation opportunity to performance over an extended period.

For each of the three performance share plan measures, our Compensation Committee has specified:

•	A threshold level of achievement below which no incentives will paid;
•	A target level of achievement associated with a market-competitive incentive award; and
•	A maximum level of achievement above which incentives will not increase (payout ceiling).

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COMPENSATION DISCUSSION AND ANALYSIS

The table below illustrates the potential share awards through the performance share plan for 2014 at threshold, target and maximum performance levels for each NEO based on the established performance metrics.

Shares Awarded through the Performance Share Plan (1)

Name and Principal Position	Grant Date Fair Value (at Target level) ($)	Threshold (Shares) (#)	Target (Shares) (#)	Maximum (Shares) (#)
Steven J. Hilton,	$1,000,000	10,965	21,930	32,895
Chairman and CEO
Larry W. Seay,	$450,000	4,934	9,868	14,802
EVP and CFO
C. Timothy White,	$425,000	4,660	9,320	13,980
EVP, General Counsel and Secretary
Steven M. Davis,	$500,000	5,483	10,965	16,448
EVP and COO

(1)	Number of shares based on a grant price of $45.60, the closing stock price on the date of grant.

The relationship between the level of performance and the shares awarded with each level is reflected in the table below. Where actual results fall between the performance levels set forth above, payments will be calculated based on linear interpolation.

	Below Threshold	Threshold	Target	Maximum
EPS and ROA Leverage
Performance as % of Goal	<85%	85%	100%	115% or Greater
Shares Awarded as % of Target	0	50%	100%	150%
Relative TSR Leverage
Peer Group Percentile	<40%	40%	50%	80% or Greater
Shares Awarded as % of Target	0%	50%	100%	150%

Revised and Expanded Peer Group

As a member of the homebuilding industry, we predominantly compete for executive talent and have historically compared ourselves to other companies in our industry. Our previous peer group contained twelve companies, of which some were larger and some smaller than Meritage in terms of revenue and market capitalization. Since a limited number of homebuilders have revenue and market capitalization similar to ours, the Compensation Committee, with the assistance of POE Group, revised and expanded the peer group to include fourteen comparably sized companies selected from both the homebuilding and building products industries. The peer group companies fall within the following parameters:

•	0.4 times to 2.5 times our revenues, and
•	0.25 times to 0.4 times our market capitalization.

The peer group companies that will be used in 2014 for executive compensation benchmarking and performance benchmarking are set forth below. We believe that this larger peer group provides an appropriate benchmark comparison for our Company.

•	Armstrong World Industries
•	Beazer Homes USA
•	Builders First Source
•	Gibraltar Industries
•	Hovnanian Enterprises
•	KB Home
•	Louisiana Pacific Corp
•	M.D.C. Holdings
•	Quanex Building Products
•	Ryland Group
•	Standard Pacific
•	Taylor Morrison Home
•	Toll Brothers
•	USG

42    MERITAGE HOMES  |  2014 Proxy Statement

EXECUTIVE COMPENSATION COMMITTEE REPORT

The following Executive Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.

Executive Compensation Committee Report

The Executive Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE EXECUTIVE COMPENSATION COMMITTEE

Raymond Oppel—Chairman Peter L. Ax Richard T. Burke Sr. Gerald Haddock Dana Bradford Michael R. Odell

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COMPENSATION OF OFFICERS AND DIRECTORS

Compensation of Officers and Directors

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven J. Hilton,	2013	1,017,500	—	2,128,000	4,090,282	38,274	7,274,056
Chairman and CEO(1)	2012	1,017,500	—	999,000	1,719,745	30,421	3,766,666
	2011	1,017,500	800,000	961,876	—	30,299	2,809,675
Larry W. Seay,	2013	500,000	—	1,064,000	991,583	58,183	2,613,766
EVP and CFO	2012	500,000	50,000	666,000	416,908	53,444	1,686,352
	2011	500,000	375,000	641,250	—	54,259	1,570,509
C. Timothy White,	2013	525,000	—	1,064,000	743,688	57,106	2,389,794
EVP, General Counsel	2012	525,000	125,000	666,000	312,681	67,872	1,696,553
and Secretary	2011	525,000	400,000	641,250	—	54,613	1,620,863
Steven M. Davis,	2013	500,000	—	1,064,000	1,311,323	50,841	2,926,164
EVP and COO	2012	500,000	—	666,000	677,475	46,045	1,889,520
	2011	500,000	320,000	641,250	—	41,272	1,502,522

(1)

All compensation is for Mr. Hilton’s services in his capacity as the Chairman and Chief Executive Officer of the Company. Mr. Hilton did not receive any separate compensation for his services as a director.

(2)	Amounts represent discretionary bonuses awarded by the Compensation Committee and were paid subsequent to year-end for each respective year.
(3)

The non-vested share (restricted stock) grants have a fair value equal to the closing price of our stock on the date of the grant, in accordance with the requirements of Accounting Standards Codification Subtopic (“ASC”) 718. Balance includes all restricted stock awards granted in the year to our NEOs and not the prorated share of all unvested grants that vested in the current year. See Note 8 “Stock Based Compensation” of our Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K for discussion of assumptions used for computing the fair value of awards granted. For the performance-based restricted stock award components included in this column, the amounts represent the grant-date fair value assuming all three performance measures are achieved (i.e., Adjusted Pre-Tax Income, Adjusted SG&A Expense and Customer Service Rating). Additional detail is also provided in the “Grant of Plan-Based Awards” table.

(4)

Non-equity plan compensation earned in 2013 was paid subsequent to each respective year-end. Non-equity plan compensation earned in 2012 was partially paid in 2012 with $1,461,225, $354,236, $256,677 and $575,634 for Messrs. Hilton, Seay, White and Davis, respectively, with the balance being paid subsequent to year-end.

(5)	See following table for more detail:

All Other Compensation Table

Year Ended December 31, 2013

Name	Health and Insurance Premiums ($)(1)	401(k) Match ($)	Car Allowance ($)	Other ($)(2)	Total All Other Compensation ($)
Steven J Hilton,	28,542	6,120	—	3,612	38,274
Larry W. Seay,	33,923	6,120	14,400	3,740	58,183
C. Timothy White,	32,846	6,120	14,400	3,740	57,106
Steven M. Davis,	26,769	6,120	14,400	3,552	50,841

(1)	Includes: (i) employer portion of benefits provided to all employees and (ii) life and disability insurance premiums as contemplated in each NEO’s employment agreement if such elections were made.
(2)	Other represents the income gross-up to reflect tax consequences of spousal travel.

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COMPENSATION OF OFFICERS AND DIRECTORS

2013 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts under Equity Incentive Plan Awards(2) Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Steven J Hilton, Chairman and CEO	2/13/2013	—		—		—		—	25,000	1,064,000
	2/13/2013	—		—		—		25,000	—	1,064,000
		—	(1)	—	(1)	—	(1)	—	—	—
Larry W. Seay, EVP and CFO	2/13/2013	—		—		—		—	12,500	532,000
	2/13/2013	—		—		—		12,500	—	532,000
		—	(1)	—	(1)	—	(1)	—	—	—
C. Timothy White, EVP, General Counsel and Secretary	2/13/2013	—		—		—		—	12,500	532,000
	2/13/2013	—		—		—		12,500	—	532,000
		—	(1)	—	(1)	—	(1)	—	—	—
Steven M. Davis, EVP and COO	2/13/2013	—		—		—		—	12,500	532,000
	2/13/2013	—		—		—		12,500	—	532,000
		—	(1)	—	(1)	—	(1)	—	—	—

(1)

As discussed in this proxy statement under the heading “Compensation Discussion and Analysis—Compensation Programs and Payments—Annual Incentive Compensation”, pursuant to the terms of their respective employment agreements, Messrs. Hilton, Seay, White and Davis are entitled to performance-based bonuses based on the calculations provided on page 34. For our program in effect for 2013, there is no target award and there was no dollar maximum bonus that could be earned.

(2)

See additional information regarding these performance-based restricted stock awards in this proxy statement under the heading “Compensation Discussion and Analysis—Discussion of CEO and NEO Compensation”.

(3)

The restricted stock grants have a fair value equal to the closing price of our stock on the date of grant in accordance with the requirements of ASC 718. The grant-date fair value amounts relating to the performance-based restricted stock awards represent the grant-date fair value assuming all three performance measures are achieved (i.e., Adjusted Pre-Tax Income, Adjusted SG&A Expense and Customer Service Rating).

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COMPENSATION OF OFFICERS AND DIRECTORS

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards				Stock Awards
								Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares of Units of Stock that Have Not Vested (5)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
Steven J. Hilton, Chairman and CEO	20,000	—	$13.69	1/2/2015
	139,840	—	$19.90	5/19/2015
					81,250	(1)(3)	$3,899,188	43,750	$2,099,562
Larry W. Seay, EVP and CFO	53	—	$13.69	1/2/2015
	10,642	—	$15.98	12/11/2014
					50,000	(2)(3)	$2,399,500	25,000	$1,199,750
C. Timothy White, EVP, General Counsel and Secretary					50,000	(2)(3)	$2,399,500	25,000	$1,199,750
Steven M. Davis, EVP and COO	9,080	—	$42.82	1/29/2014
					50,000	(2)(3)	$2,399,500	25,000	$1,199,750

(1)	Remaining unvested shares vest 18,750 each on February 9, 2014 and February 10, 2015 and 25,000 on February 13, 2016. See also Notes (3) and (5) below.
(2)	Remaining unvested shares vest 12,500 each on February 9, 2014, February 10, 2015 and February 13, 2016. See also Notes (3) and (5) below.
(3)

Includes performance-based restricted stock that satisfied performance criteria as of December 31, 2013 and vested on February 9, 2014 (18,750 for Mr. Hilton, and 12,500 each for Messrs. Seay, White and Davis).

(4)

Represents performance-based restricted stock that vests 18,750 on February 10, 2015 and 25,000 on February 13, 2016 for Mr. Hilton and 12,500 each for Messrs. Seay, White and Davis on February 10, 2015 and February 13, 2016 subject first to the satisfaction of specific performance criteria. See additional discussion regarding these performance stock awards in footnote (2), in the 2013 Grants of Plan-Based Awards table included in this proxy statement.

(5)	Computed as the number of shares or units of stock that have not yet vested multiplied by the closing price of the Company’s stock on December 31, 2013 of $47.99.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven J Hilton, Chairman and CEO	75,160	$487,894	37,500	$1,573,875
Larry W. Seay, EVP and CFO	56,490	$775,459	25,000	$1,049,250
C. Timothy White, EVP, General Counsel and Secretary	25,000	$365,281	25,000	$1,049,250
Steven M. Davis, EVP and COO	5,920	$24,627	25,000	$1,049,250

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COMPENSATION OF OFFICERS AND DIRECTORS

Nonqualified Deferred Compensation Plans

In 2013, we began to offer a non-qualified deferred compensation plan (“deferred compensation plan”) to our NEOs as well as other highly compensated employees in order to allow them additional pre-tax income deferrals above and beyond the limited caps that qualified plans, such as 401k plans, impose on highly compensated employees. We do not currently offer a contribution match on the deferred compensation plan. All contributions to the plan to date have been funded by the employees. The below table reflects all activity of the deferred compensation plan during 2013.

Executive Officer (5)	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Steven M. Davis, EVP and COO	$87,500	—	$4,283	—	$91,783

(1)	These amounts reflect compensation the NEOs earned in our 2013 fiscal year that they have voluntarily deferred and are included in the Summary Compensation Table.
(2)	Meritage does not provide matching contributions.
(3)	These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.
(4)

These amounts reflect compensation the NEOs earned in our 2013 fiscal year or in prior years, but which they voluntarily elected to defer receipt, adjusted for changes in the value of their investments and distributions, if any. As all contributions are made by the NEOs, the full amount of the year-end balance is vested.

(5)	Messrs. Hilton, Seay and White did not participate in the Deferred Compensation Plan for the 2013 fiscal year.

Potential Payments upon Termination or Change of Control

Summary

During 2010, we entered into amended employment agreements and change of control agreements with our CEO and each of our other NEOs. Under the terms of these agreements, our CEO and other NEOs are entitled to severance payments and other benefits in the event of certain types of terminations. These benefits can include cash payments, continuation of insurance benefits and the acceleration of outstanding stock options and restricted shares.

Following is a summary of the severance provisions contained in the employment agreements and change of control agreements between the Company and its NEOs that were in effect on December 31, 2013. New employment and change-of-control agreements were recently negotiated, and the following provisions from the 2010 agreements are not in effect as of the date of this proxy.

Employment Agreements--Severance Benefits

Each employment agreement provides the executive with severance benefits in certain situations upon his termination of employment. Following is a summary the potential severance payments and benefits depending on the reason for termination.

Voluntary termination by executive without Good Reason

•

If Mr. Hilton voluntarily terminates his employment with the Company without Good Reason, he will be entitled to receive from the Company (i) his base salary through the date of termination and (ii) at the Company’s option, a $5 million severance payment in monthly installments of $208,333 over a period of two years if the Board elects to impose the non-compete and non-solicitation covenants contained in his agreements.

•

If Messrs. Seay, White or Davis voluntarily terminates their employment with the Company without Good Reason, they will be entitled to receive from the Company their base salary through the date of termination.

Voluntary termination by executive with Good Reason

If any executive voluntarily terminates his employment with Good Reason, he will be entitled to receive from the Company (i) his base salary through the date of termination and any bonus earned in a previous year but not yet paid, (ii) reimbursement of COBRA premiums and (iii) a severance payment equal to sum of (x) two times the executive’s base salary on the date of termination and (y) two times the higher of (I) the executive’s average actual bonus compensation* earned for the two years prior to termination and (II) the annual bonus paid to the executive in the year preceding the date of termination; provided, however, with respect to (a) Mr. Hilton, his severance payment shall not be less than $5 million and shall not exceed $10 million, (b) the

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COMPENSATION OF OFFICERS AND DIRECTORS

severance payment for Messrs. Seay, White and Davis shall not exceed $3 million, and (c) if Messrs. Seay, White or Davis’ employment is terminated during the last six months of the Company’s fiscal year, he will also be paid a pro rata bonus for that fiscal year. In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

*

Bonus compensation is determined as the greater of (i) the actual bonus paid to the executive or (ii) the fair value on the day of grant of the shares of the restricted stock, stock options and other equity awards that become vested in such year of termination.

Termination by the Company without Cause

If the Company terminates the executive Without Cause, each executive will be entitled to receive from the Company (i) his base salary through the date of termination and any bonus earned in a previous year but not yet paid, and, if such termination occurs during the final six months of the fiscal year, a pro rata portion of the bonus then in effect for that year, (ii) reimbursement of COBRA premiums and (iii) a severance payment as follows:

•

For Mr. Hilton, the sum of (x) two times Mr. Hilton’s base salary on the date of termination and (y) two times his average bonus compensation* earned for the two years prior to termination; provided, however, Mr. Hilton’s severance payment shall not be less than $5 million and shall not exceed $10 million.

•

For Messrs. Seay, White and Davis, sum of (x) one times the executive’s base salary on the date of termination and (y) one times his actual bonus compensation* earned for the two years prior to termination; provided, however the severance payment for Messrs. Seay, White and Davis shall not exceed $2 million.

In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

*

Bonus compensation is determined as the greater of (i) the actual bonus paid to the executive or (ii) the fair value on the day of grant of the shares of the restricted stock, stock options and other equity awards that become vested in such year of termination.

Termination by the Company for Cause

If the Company terminates any executive’s employment for Cause, the executive will be entitled to receive only his base salary through the date of termination and any bonus earned in a previous year but not yet paid.

Death or Disability

If the executive’s employment is terminated as a result of the executive’s death or disability, the executive will be entitled to receive from the Company (i) his then current base salary through the date of termination and any bonus earned in the previous year but not paid, (ii) a pro rata portion of the executive’s actual bonus for the year, and (iii) reimbursement of COBRA premiums. In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

Change of Control Agreements--Severance Benefits

General Terms

Termination Date: Effective so long as executive is employed by the Company

Triggering Event: Pursuant to each executive’s change of control agreement, each executive is entitled to severance benefits if (i) his employment is terminated by the Company without Cause at anytime within 90 days prior to or within two years following a Change of Control or (ii) the executive terminates his employment for Good Reason at any time within two years following a Change of Control.

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COMPENSATION OF OFFICERS AND DIRECTORS

Severance Benefits

•

For Mr. Hilton, the severance payment is equal to the sum of (i) three times the higher of (x) Mr. Hilton’s annual base salary on the date of termination or (y) his base salary on the date preceding the Change of Control and (ii) three times the highest of (x) Mr. Hilton’s average annual incentive compensation* for the two years prior to termination of employment or (y) his annual incentive compensation* for the two years preceding the year in which the Change of Control occurred.

•

For Messrs. Seay, White and Davis, the severance payment is equal to the sum of (i) two times the higher of (x) the executive’s annual base salary on the date of termination or (y) the executive’ base salary on the date preceding the Change of Control and (ii) two times the highest of (x) the executive’s average annual incentive compensation* for the two years prior to termination of employment or (y) the executive’s annual incentive compensation* for the year preceding the year in which the Change of Control occurred.

In addition, any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

*

Incentive compensation is determined as the sum of (a) the actual incentive compensation paid to executive and (b) the fair value on the date of grant of the shares of restricted stock, stock options and other equity-based awards that become vested in such year of termination.

Other Matters Regarding the Employment Agreements and Change of Control Agreements

The terms “Good Reason”, “Cause” and “Change of Control” are defined in the employment and change of control agreements.

All severance payments under the employment agreements and change of control agreements are conditioned upon the delivery and non-revocation of a customary release by the executive in favor of the Company.

Each executive’s employment agreement and change of control agreement is structured so that the executive is entitled to the greater benefit under the two agreements, but is not entitled to duplicative benefits.

Each of the employment agreements and change of control agreements include customary provisions concerning the timing, limitation and alteration of payments to comply with Section 409A of the Internal Revenue Code.

Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of each executive’s benefits assumes that the termination occurred on December 31, 2013, and with a closing stock price of $47.99 on the last business day of 2013. The benefit derived from the acceleration of options was computed as the difference between the strike price and the closing price of our stock on the last day of 2013 for each equity award affected. Total termination benefits represent payments for severance, non-compete and non-disclosure covenants. This summary reflects the terms of the NEOs’ employment and change of control agreements that were in effect on December 31, 2013.

Executive Officer	Voluntary Termination by Executive Without Good Reason	Voluntary Termination by Executive With Good Reason	Termination By Company Without Cause	Death or Disability	Change of Control
Steven J. Hilton	$5,018,491	$11,756,875	$11,756,875	$6,024,632	$19,813,433
Larry W. Seay	$—	$6,286,685	$4,952,128	$3,617,598	$7,269,999
C. Timothy White	$—	$5,751,473	$4,875,503	$3,625,503	$6,666,274
Steven Davis	$—	$6,033,153	$4,830,361	$3,618,131	$7,055,845

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COMPENSATION OF OFFICERS AND DIRECTORS

Director Compensation

In 2013, our non-employee directors received an annual retainer of $50,000, committee chairmen received an additional annual payment of $15,000, and other committee members received an additional payment of $10,000, with the exception of Land Committee, as there is currently no compensation paid for service on this transaction-based committee, which meets at irregular intervals. The lead director received an additional $40,000 annually. In addition, during 2013, each of our directors (other than Mr. Hilton) received a grant of 6,000 shares of restricted stock, which cliff vest on February 13, 2016. The 2013 director compensation is set forth below:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert G. Sarver	50,000	255,360	—	305,360
Raymond Oppel	85,000	255,360	1,200	341,560
Peter L. Ax	125,000	255,360	—	380,360
Richard T. Burke, Sr.	80,000	255,360	—	335,360
Gerald Haddock	85,000	255,360	—	340,360
Dana Bradford	80,000	255,360	—	335,360
Michael R. Odell	80,000	255,360	1,000	336,360

(1)

See Note 8 “Stock Based Compensation” of our Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K for discussion of the assumptions used for computing the fair value of options and awards granted. As required, the calculation is equal to the fair value of the award multiplied by the total number of awards granted in 2013, not the proportionate share of all existing unvested awards that vested in the current year.

(3)

As part of the reimbursement to directors for out-of-pocket expenses incurred in attending Board and committee meetings, we reimburse certain directors for charter aircraft service or other travel and lodging-related expenses. During 2013, we made reimbursements of approximately $43,500; $4,000; $6,000, $5,000 and $5,000 to Messrs. Burke, Haddock, Oppel, Bradford and Odell, respectively. The reimbursement to Mr. Burke included charter aircraft services for various Board members to two meetings. Mr. Oppel and Mr. Odell were reimbursed for spousal travel for one of the board meetings in 2013 where spouses accompanied them. These reimbursements were included as taxable compensation in accordance with IRS guidelines.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes our equity compensation under all of our equity compensation plans as of December 31, 2013:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Right(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(2)
Equity compensation plans approved by stockholders	1,317,710	$3.86	965,404
Equity compensation plans not approved by stockholders	—	N/A	—
Total	1,317,710	$3.86	965,404

(1)	Balance includes 258,815 options, 883,895 time-based restricted stock awards, and 175,000 performance-based restricted stock awards.
(2)

The number of securities remaining available for issuance is comprised of shares under our Plan as defined in our annual report on Form 10-K. In addition to stock options, stock appreciation rights and performance share awards, the Plan allows for the grant of restricted stock shares. Under the Plan, awards other than stock options and stock appreciation rights are counted against the shares available for grant as 1.38 shares for every one share issued in connection with such awards.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2013 and through the date of this filing all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

Meritage maintains a written policy concerning conflict of interest transactions that generally applies, among other things, to transactions between the Company and related persons, including employees, officers and directors and applies to direct and indirect relationships and transactions. Because of the nature of our business, which involves the ownership, development, construction and sale of real estate and single family homes, our policy was carefully constructed to capture transactions and relationships between the Company or its competitors, and related persons and relationships between employees, directors, suppliers, vendors, subcontractors (“trades”) and others. At the same time, we were mindful to not inadvertently create the potential for conflicts relating to transactions that are primarily of a personal nature and do not involve the Company, or conflict with its business (for example, the construction of a vacation home or the purchase of a home from the Company pursuant to our home purchase policy that is available to most employees).

For transactions not exempted from the policy, Meritage’s policy requires that designated members of senior management must review and approve any transaction between a covered person (e.g., employees, officers and directors) and the Company, or between a covered person and a trade contractor. The policy provides that the Company’s legal and internal audit departments are to be involved in the review and approval process. For transactions involving directors or senior executive officers (including the officers named in this proxy statement), the proposed transaction must be approved in advance by the Audit Committee of the Board of Directors. Real estate transactions between the Company and related persons are subject to strict scrutiny.

Each of the transactions listed below was approved by the Audit Committee of the Board of Directors pursuant to the policy.

During 2013, 2012 and 2011, we chartered aircraft services from companies in which Mr. Hilton has a significant ownership interest. Payments made to these companies were as follows:

	Year Ended December 31,
	2013	2012	2011
Air Charter Services	$359,000	$330,000	$288,000

During 2009, we entered into an FDIC insured bank deposit account agreement with Alliance Bank of Arizona (“Alliance Bank”) through the Certificate of Deposit Account Registry Service (“CDARS”). In 2012, we entered into an additional FDIC insured bank deposit account agreement with Alliance Bank through the Insured Cash Sweep Service (“ICS”). CDARS and ICS are accepted and recognized services through which participating banks may accept and provide FDIC insurance coverage for large deposits that would otherwise exceed FDIC insurance limits (currently $250,000) by placing, as custodian for the deposit customer (Meritage), that portion of the deposit exceeding FDIC insurance limits with other CDARS and ICS banks participating in the programs such that for FDIC insurance purposes, the deposit is divided into insured amounts and deposited with other network banks to allow for full FDIC coverage. CDARS and ICS deposits differ in that ICS deposits may offer “on demand” withdrawals whereas CDARS are certificates of deposits with pre-determined maturity dates and interest rates. Alliance Bank has divided these amounts into FDIC insured amounts deposited with other CDARS and ICS participating FDIC insured institutions. We do not pay any separate fees to Alliance Bank for these programs. Rather, Alliance Bank receives a small fee from the other CDARS and ICS institutions for certain funds placed. Robert Sarver, a Meritage director, is a director and the chief executive officer of Western Alliance Bancorporation, the parent company of Alliance Bank. In addition, Steven Hilton, our Chairman and CEO is also a director of Western Alliance Bancorporation We placed cash deposits through Alliance Bank as the CDARS custodian or relationship bank and as the ICS custodian or relationship bank and earned market-rate interest on deposits pursuant to the CDARS and ICS programs as follows (in thousands):

	As of December 31,
	2013	2012	2011
CDARS	$89,500	$102,100	$149,400
ICS	$157,500	$84,200	$—

	Year Ended December 31,
	2013	2012	2011
Interest Earned	$654	$687	$767

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INDEPENDENT AUDITORS

Independent Auditors

Deloitte & Touche LLP serves as our principal independent registered public accounting firm. We expect representatives of Deloitte & Touche LLP to be present at our Annual Meeting of Stockholders to respond to appropriate questions, and they will be given an opportunity to make a statement if they desire to do so.

The following table presents fees for professional accounting services rendered by our principal accountant for the audit of our annual financial statements for 2013 and 2012, and fees billed for other services rendered.

	2013	2012
Audit fees(1)	$1,049,800	$1,142,300
Audit-related fees	—	—
Audit and audit-related fees	$1,049,800	$1,142,300
Tax fees	—	—
All other fees	—	—
Total fees	$1,049,800	$1,142,300

(1)

Audit fees consisted principally of fees for audit and review services, and approximately $133,000 and $292,000 in 2013 and 2012, respectively, for services related to various SEC comfort letters provided in connection with securities offerings and expert consents provided in connection with SEC filings.

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm. All 2013 and 2012 non-audit services listed above were pre-approved.

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REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

Report of the Audit Committee

We have reviewed Meritage’s audited consolidated financial statements and met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also reviewed, and discussed with management and Deloitte & Touche LLP, management’s report and Deloitte & Touche LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We have received from, and discussed with, Deloitte & Touche LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence. These items related to that firm’s independence from Meritage. We also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with those charged with Governance” and Rule 2-07 of Regulation S-X “Communications with Audit Committees.” Based on these reviews and discussions, we recommended to the Board that Meritage’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

THE AUDIT COMMITTEE

Peter L. Ax—Chairman Raymond Oppel Richard T. Burke Sr. Gerald Haddock Dana Bradford Michael R. Odell

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STOCKHOLDER PROPOSALS

Stockholder Proposals

If any stockholder would like to make a proposal at our 2015 annual meeting pursuant to Rule 14a-8 of the Exchange Act, we must receive it no later than December 2, 2014 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Stockholders may propose director candidates for consideration for membership on the Board of Directors to the Nominating/Governance Committee by following the procedures set forth under the heading “Corporate Governance Principles and Board Matters—The Board and Board Committees—Director Nomination Process—Stockholder Nominees” on page 26 of this proxy statement.

Proposals to be presented at the 2015 Annual Meeting that are not intended for inclusion in the proxy statement, including director nominations, must be submitted in accordance with our bylaws. To be timely, a stockholder’s notice of such a proposal must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of mailing of this proxy statement, which is expected to occur on or about April 1, 2014 , (or, with respect to a proposal required to be included in Meritage’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or its successor provision, the earlier date such proposal was received); provided, however, that in the event that the date of the 2015 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s annual meeting, which is to be held on May 14, 2014, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made.

A nomination or other proposal will be disregarded if it does not comply with the above procedures.

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FORWARD-LOOKING STATEMENTS

Forward-Looking Statements

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this proxy statement regarding trends in the homebuilding industry; future compensation actions or events; our projected equity award burn rate and the duration of the sufficiency of the new shares being proposed under our Amended and Restated 2006 Stock Incentive Plan; the deductibility of executive compensation under Section 16(m) of the Internal Revenue Code; the anticipated effects of our compensation structure and programs, and the potential benefits of our strategic investments and their future benefits. Meritage undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Meritage’s business, particularly those mentioned under the heading “Risk Factors” in Meritage’s Annual Report on Form 10-K, and in the periodic reports that Meritage files with the SEC on Form 10-Q and Form 8-K.

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ANNUAL REPORT ON FORM 10-K AND OTHER MATTERS

Annual Report on Form 10-K and Other Matters

The Board of Directors is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their best judgment.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 may be viewed and downloaded from investors.meritagehomes.com, may be requested via email through such website or may be requested telephonically at 480-515-8100. The Annual Report is not considered to be proxy solicitation material.

Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement and all attachments hereto, the proxy card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Meritage Homes Corporation, 8800 East Raintree Drive, Suite 300, Scottsdale, AZ 85260.

Meritage Homes Corporation

C. Timothy White Executive Vice President, General Counsel and Secretary March 24, 2014

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Appendix A

MERITAGE HOMES CORPORATION

AMENDED AND RESTATED

2006 STOCK INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1 GENERAL. The purpose of the Meritage Homes Corporation 2006 Stock Incentive Plan (the “Plan”) is to promote the success and enhance the value of Meritage Homes Corporation (the “Company”) by linking the personal interests of the members of the Board, employees, officers, executives, consultants and advisors to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Board members, employees, officers, executives, consultants and advisors upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

EFFECTIVE AND EXPIRATION DATE

2.1 EFFECTIVE DATE. This amended and restated Plan document will become effective as of the date it is approved by the Company’s stockholders at its 2014 annual meeting (the “Effective Date”). The current Plan document, as amended, will remain in effect until this amended and restated Plan document is approved by the stockholders.

2.2 EXPIRATION DATE. The Plan was originally approved by stockholders on May 17, 2006 (the “Original Effective Date”) at the Company’s 2006 Annual Meeting of Stockholders. On May 19, 2010, the Company’s stockholders approved an amendment to the Plan that reapproved, expanded and clarified the Performance Criteria and increased the number of shares of Stock authorized under the Plan. The Plan shall terminate on May 13, 2019 (the “Expiration Date”). No Award may be granted under the Plan after the Expiration Date. Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the Award Agreement.

ARTICLE 3

DEFINITIONS AND CONSTRUCTION

3.1 DEFINITIONS. The following words and phrases shall have the following meanings:

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share Award, Performance-Based Award or Restricted Stock Unit Award granted to a Participant under the Plan.

(b) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means and will exist in the following circumstances in which the Participant: (i) is convicted of a felony, (ii) engages in any fraudulent or other dishonest act to the detriment of the Company, (iii) fails to report for work on a regular basis, except for periods of authorized absence or bona fide illness, (iv) misappropriates trade secrets, customer lists, or other proprietary information belonging to the Company for his or her own benefit or for the benefit of a competitor, (v) engages in any willful misconduct designed to harm the Company or its stockholders, or (vi) fails to perform properly his or her assigned duties. Notwithstanding the foregoing, the definition of “Cause” in this Plan shall be superseded by the definition of “Cause” in any employment agreement that a Participant has with the Company.

(e) “Change of Control” means and includes each of the following:

(i) A sale, transfer, or other disposition by the Company through a single transaction or a series of transactions of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another. For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Exchange Act). For purposes of this definition, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company; or

(ii) A sale, transfer, or other disposition through a single transaction or a series of related transactions of all or substantially all of the assets of the Company to an Unrelated Person or Unrelated Persons acting in concert with one another; or

(iii) Any consolidation or merger of the Company with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of the Company immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation’s then outstanding securities.

Notwithstanding the foregoing, the definition of “Change of Control” in this Plan shall be superseded by the definition of “Change of Control” in any change of control agreement that a Participant has with the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the committee of the Board described in Section 4.1.

(h) “Covered Employee” means an employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(i) “Disability” means, for purposes of this Plan, that the Participant qualifies to receive long term disability payments under the Company’s long term disability insurance program, as it may be amended from time to time. Notwithstanding the foregoing, the definition of “Disability” in this Plan shall be superseded by the definition of “Disability” in any employment agreement that a Participant has with the Company.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means, as of any given date, the fair market value of Stock on a particular date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any date shall be the closing price for the Stock as reported on the New York Stock Exchange (or on any national securities exchange on which the Stock is then listed) for that date or, if no such prices are reported for that date, the average of the high and low trading prices on the next preceding date for which such prices were reported.

(l) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(m) “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

(n) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(o) “Option” means a right granted to a Participant pursuant to Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(p) “Participant” means a person who, as a member of the Board, employee, officer, or executive of, or consultant or advisor to, the Company or any Subsidiary, has been granted an Award pursuant to the Plan.

(q) “Performance-Based Awards” means the Performance Share Awards, Restricted Stock Awards and Restricted Stock Unit Awards granted to select Covered Employees pursuant to Articles 9, 10 and 10A, respectively, but which are subject to the terms and conditions set forth in Article 11. All Performance-Based Awards are intended to qualify as “performance-based compensation” pursuant to Section 162(m) of the Code.

(r) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: pre- or after-tax net earnings, earnings before interest expense (including interest amortized to cost of sales) and income taxes, including or excluding, at the discretion of the Committee, non-cash charges, impairments, and similar one-time, non-recurring or extraordinary charges (“EBIT”), earnings before interest expense (including interest amortized to cost of sales), income taxes, depreciation and amortization, including or excluding, at the discretion of the Committee, non-cash charges, impairments, and similar one-time, non-recurring or extraordinary charges (“EBITDA”), revenue growth, operating income, operating cash flow, return on net assets, operating expenses, including, without limitation, general and administrative expenses, return on shareholders’ equity, return on assets, return on capital, share price growth, shareholder returns, gross or net profit margin, earnings per share, price per share, and market share, operational metrics, including but not limited to, number of sales, closings and backlog for a community, division or company-wide, community growth, specs per community or time to construct a home, objective customer service or satisfaction ratings, whether measured internally or by an accepted third party, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a budget or peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for each such Participant.

(s) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(t) “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(u) “Performance Share Award” means a right granted to a Participant pursuant to Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(v) “Plan” means this Meritage Homes Corporation 2006 Stock Incentive Plan, as amended.

(w) “Restricted Stock Award” means Stock granted to a Participant pursuant to Article 10 that is subject to certain restrictions and to risk of forfeiture.

(x) “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 13.

(y) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive the appreciation on Stock.

(z) “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(aa) “Restricted Period” means the period during which Restricted Stock Units are subject to restrictions pursuant to the relevant provisions of the Plan or an Award Agreement.

(bb) “Restricted Stock Unit Award” means the right granted to a Participant to receive a specified number of shares of Stock in the future, at no monetary cost to the Participant, the payment of which is subject to certain restrictions and to risk of forfeiture as determined by the Committee in accordance with Article 10A.

(cc) “Separation from Service” is a term that applies only in the context of an Award that the Company concludes is subject to Section 409A of the Code and shall have the meaning as defined for purposes of Section 409A.

(dd) “Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i).

ARTICLE 4

ADMINISTRATION

4.1 COMMITTEE. The Plan shall be administered by the Executive Compensation Committee of the Board. The Committee (or subcommittee thereof) shall consist of at least two individuals, each of whom qualifies as (i) a Non-Employee Director, and (ii) an “outside director” pursuant to Section 162(m) of the Code and the regulations issued thereunder.

4.2 ACTION BY THE COMMITTEE. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent registered public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3 AUTHORITY OF COMMITTEE. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) designate Participants to receive Awards;

(b) determine the type or types of Awards to be granted to each Participant;

(c) determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not (i) except as otherwise provided in the Plan, have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards, or (ii) take any action or fail to take any action with respect to the operation of the Plan that would cause all or part of the payment under any Award to be subject to the additional tax under Section 409A of the Code;

(e) determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) decide all other matters that must be determined in connection with an Award;

(h) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

4.4 DECISIONS BINDING. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1 NUMBER OF SHARES. Subject to adjustment provided in Article 13, the aggregate number of shares of Stock reserved and available for grant pursuant to the Plan shall be 4,150,000,1 plus (i) the number of shares of Stock available for grant pursuant to the Meritage Homes Corporation Stock Option Plan (“Prior Plan”) as of the Original Effective Date, and (ii) the number of shares of Stock that were previously granted pursuant to the Prior Plan and that either terminate, expire, or lapse for any reason after the Original Effective Date. Any shares of Stock issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the shares available for grant pursuant to the previous sentence as 1.38 shares for every one share issued in connection with such Award or by which the Award is valued by reference. Notwithstanding the above, the maximum number of shares of Stock that may be awarded as Incentive Stock Options under the Plan is 1,200,000.

5.2 LAPSED OR ASSUMED AWARDS. To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award pursuant to the Plan. Additionally, to the maximum extent permitted by applicable law or any securities exchange rule, shares of Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Stock available for grant pursuant to this Plan. However, for avoidance of doubt, the exercise of a stock-settled SAR or net-cashless exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance hereunder by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof),

[1]	This is the total number of shares of Stock that have been authorized under the Plan since its Original Effective Date.

even though a smaller number of shares of Stock will be issued upon such an exercise. Also, shares of Stock tendered to pay the exercise price of an Option or to satisfy a tax withholding obligation arising in connection with an Award will not become available for grant or sale under the Plan.

5.3 STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4 LIMITATION ON NUMBER OF SHARES SUBJECT TO AWARDS. Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Article 13, the maximum number of shares (counted, as described in Section 5.1 above, as 1.38 shares awarded for every one share issued in connection with such Award or by which the Award is valued by reference) of Stock with respect to one or more Awards that may be granted to any one Participant during a calendar year shall be 250,000. The maximum Performance-Based Award payable to any one Participant pursuant to the Plan for a Performance Period is 250,000 shares (counted, as described in Section 5.1 above, as 1.38 shares awarded for every one share issued in connection with such Award or by which the Award is valued by reference) of Stock. If the Performance Period exceeds 12 months, the share limit expressed in the preceding sentence shall be increased proportionately, as the case may be. For example, if the Performance Period is three years, the limit shall be increased by multiplying it by three.

ARTICLE 6

ELIGIBILITY AND PARTICIPATION

6.1 ELIGIBILITY.

(a) General. Persons eligible to participate in this Plan include all members of the Board, employees, officers, and executives of, and consultants and advisors providing services to, the Company or a Subsidiary, as determined by the Committee.

(b) Foreign Participants. In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Article 5 of the Plan.

6.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE 7

STOCK OPTIONS

7.1 GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock pursuant to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that the exercise price for any Option shall not be less than the Fair Market Value as of the date of grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. Unless otherwise provided in an Award Agreement, an Option will lapse immediately if a Participant’s employment is terminated for Cause.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock held for longer than six months (through actual tender or by attestation), or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(d) Evidence of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant in the form attached to this Plan as Exhibit A. The Award Agreement shall include such additional provisions as may be specified by the Committee.

7.2 INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be granted only to employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 7.2:

(a) Exercise Price. Subject to Section 7.2(d), the exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

(b) Exercise. In no event, may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

(c) Lapse of Option. An Incentive Stock Option shall lapse pursuant to the following circumstances.

(i) The Incentive Stock Option shall lapse ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(ii) The Incentive Stock Option shall lapse upon termination of employment for Cause or for any other reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.

(iii) If the Participant terminates employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (1) the scheduled termination date of the Option; or (2) 12 months after the date of the Participant’s termination of employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(d) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(e) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(f) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(g) Right to Exercise. Except as provided in Section 12.5, during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1 GRANT OF SARS. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(a) Right to Payment. Upon the exercise of a SAR, the Participant to whom it is granted has the right to receive the excess, if any, of:

(i) the Fair Market Value of a share of Stock on the date of exercise; over

(ii) the grant price of the SAR as determined by the Committee, which shall not be less than the Fair Market Value of a share of Stock on the date of grant.

(b) Term. The term of each SAR shall not exceed ten years from the date of grant.

(c) Other Terms. All SARs grants will be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, and any other terms and conditions of any SAR will be determined by the Committee at the time of the grant of the Award and as set forth in the Award Agreement; provided that the form of consideration payable in settlement of a SAR shall be Stock.

ARTICLE 9

PERFORMANCE SHARES

9.1 GRANT OF PERFORMANCE SHARES. The Committee is authorized to grant Performance Shares to Participants on such terms and conditions as may be selected by the Committee; provided, however and except as otherwise provided in Section 12.8 of the Plan, the minimum vesting period for Performance Share Awards shall be (i) one year in the case of non-tenure Performance Share Awards (i.e., Performance Share Awards subject to performance vesting criteria), and (ii) pro rata over three years in the case of tenure Performance Share Awards. Subject to Section 12.8, the Committee shall have the complete discretion to determine the number of Performance Shares granted to each Participant. All Awards of Performance Shares shall be evidenced by an Award Agreement.

9.2 RIGHT TO PAYMENT. A grant of Performance Shares gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Shares are granted, in whole or in part, as the Committee shall establish at grant or thereafter. Subject to the terms of the Plan, the Committee shall set performance goals and other terms or conditions to payment of the Performance Shares in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares that will be paid to the Participant.

9.3 OTHER TERMS. Performance Shares may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in a written Award Agreement or any other written document such as an employment agreement or a change of control agreement. Unless otherwise provided in an Award Agreement, Performance Shares will lapse immediately if a Participant’s employment is terminated for Cause.

ARTICLE 10

RESTRICTED STOCK AWARDS

10.1 GRANT OF RESTRICTED STOCK. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as determined by the Committee; provided, however and except as otherwise provided in Section 12.8 of the Plan, the minimum vesting period for Restricted Stock Awards shall be (i) one year in the case of non-tenure Restricted Stock Awards (i.e., Restricted Stock Awards subject to performance vesting criteria), and (ii) pro rata over three years in the case of tenure Restricted Stock Awards. All Awards of Restricted Stock shall be evidenced by a written Restricted Stock Award Agreement.

10.2 ISSUANCE AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

10.3 FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Award Agreement or other written document such as an employment agreement or a change of control agreement, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock. Unless otherwise provided in an Award Agreement, Restricted Stock will be forfeited immediately if a Participant’s employment is terminated for Cause.

10.4 CERTIFICATES FOR RESTRICTED STOCK. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 10A

RESTRICTED STOCK UNITS

10A.1 GRANT OF RESTRICTED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock Units shall be evidenced by a written Award Agreement, which shall specify the number of Restricted Stock Units granted.

10A.2 ISSUANCE AND RESTRICTIONS. Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose. These restrictions may lapse separately or in combination at such time, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. No shares of Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award.

10A.3 DIVIDEND EQUIVALENTS AND OTHER DISTRIBUTIONS. In the Award Agreement for any Restricted Stock Unit Award, the Committee may also grant the Participant dividend equivalents and other distribution rights. Any dividend equivalents or other distributions to which a Participant may be entitled pursuant to this Section shall be payable in accordance with the related Award Agreement, which shall comply with the requirements of Section 409A of the Code (or an applicable exception thereto) to the extent Section 409A of the Code applies to such dividend equivalents or other distributions. In no event may a dividend equivalent awarded in connection with a Restricted Stock Unit that vests based on the achievement of Performance Goals be paid unless and until such Restricted Stock Unit Award vests or is earned by satisfaction of the applicable Performance Goals.

10A.4 FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock Units that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Award Agreement or any other written document such as an employment agreement or a change of control agreement, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions related to Restricted Stock Units. Unless otherwise provided in an Award Agreement, Restricted Stock Units will be forfeited immediately if a Participant’s employment is terminated for Cause.

10A.5 DELIVERY OF RESTRICTED STOCK UNITS. Payment for any vested Restricted Stock Unit Award issued pursuant to this Article shall be made in one lump sum payment of shares of Stock. As a general rule, the shares payable under any Restricted Stock Unit Award will be issued to the Participant within sixty (60) days following the date on which the Restricted Stock Units vest. Unless the related Award Agreement is structured to qualify for an exception to the requirements of Section 409A of the Code, such payment is intended to be made at a specified time or pursuant to a fixed schedule under Treas. Reg. § 1.409A-3(a)(4). Restricted Stock Units that vest upon a Participant’s Separation from Service will be issued to the Participant within sixty (60) days following the date of the Participant’s Separation from Service. Such payment is intended to be made upon the Participant’s Separation from Service pursuant to Treas. Reg. § 1.409A-3(a)(1) and accordingly, if the Participant is a Specified Employee on the date on which the Restricted Stock Units become payable, the six (6) month delay described in Section 15.14 shall apply if required under Section 409A.

ARTICLE 11

PERFORMANCE-BASED AWARDS

11.1 PURPOSE. The purpose of this Article 11 is to provide the Committee the ability to qualify the Performance Share Awards pursuant to Article 9, the Restricted Stock Awards pursuant to Article 10 and the Restricted Stock Unit Awards pursuant to Article 10A as “performance-based compensation” pursuant to Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 11 shall control over any contrary provision contained in Articles 9, 10 or 10A.

11.2 APPLICABILITY. This Article 11 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The Committee may, in its discretion, grant Restricted Stock Awards, Restricted Stock Unit Awards or Performance Share Awards to Covered Employees that do not satisfy the requirements of this Article 11. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

11.3 DISCRETION OF COMMITTEE WITH RESPECT TO PERFORMANCE AWARDS. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided, however, and except as otherwise provided in Section 12.8 of the Plan, that, in no event may the Performance Period be for less than one year), the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal, and whether the Performance Goal is to apply to the Company, a Subsidiary or any division or business unit thereof. Unless otherwise provided in an Award Agreement, Performance-Based Awards will be forfeited if a Participant’s employment is terminated for Cause.

11.4 PAYMENT OF PERFORMANCE AWARDS. Unless otherwise provided in the relevant Award Agreement or other written document such as an employment agreement or a change of control agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance Award for such Performance Period is to be paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, except as otherwise provided in an Award Agreement and due to a Participant’s death, Disability or a Change of Control. In no event may a dividend or a dividend equivalent awarded in connection with a Performance-Based Award that vests based on the achievement of Performance Goals be paid unless and until such Performance-Based Award vests or is earned by satisfaction of the applicable Performance Goals.

11.5 SECTION 162(m) COMPLIANCE. The Performance-Based Awards granted under the Plan shall be administered to comply with Section 162(m) of the Code and, if any provisions of the Plan cause any Performance-Based Award to not qualify as performance-based compensation under Section 162(m) of the Code, that provision shall be stricken from this Plan, but the other provisions of this Plan shall remain in effect. Any action striking any portion of this Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Plan. Furthermore, if any portion of the Plan or any Award Agreement conflicts with Section 162(m) or the regulations issued thereunder, the provisions of Section 162(m) and such regulations shall control.

ARTICLE 12

PROVISIONS APPLICABLE TO AWARDS

12.1 STAND-ALONE AND TANDEM AWARDS. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

12.2 TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Option or Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant.

12.3 FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such forms as the Committee determines at or after the time of grant, including, without limitation, cash, promissory note, Stock held for more than six months, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

12.4 LIMITS ON TRANSFER.

(a) General. Except as provided in Section 12.4(b) or Section 12.5, no right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to, or in favor of, any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as provided in Section 12.4(b) or Section 12.5, and except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution.

(b) Transfers to Family Members. The Committee shall have the authority, in its discretion, to grant (or to sanction by way of amendment to an existing Award) Awards which may be transferred by the Participant during his or her lifetime to any Family Member (as defined below). Unless transfers for the Participant have been previously approved by the Committee, a transfer of an Award pursuant hereto may only be affected by the Company at the written request of the Participant. In the event an Award is transferred as contemplated herein, such transferred Award may not be subsequently transferred by the transferee (other than another transfer meeting the conditions herein) except by will or the laws of descent and distribution. A transferred Award shall continue to be governed by and subject to the terms and limitations of the Plan and relevant Award Agreement, and the transferee shall be entitled to the same rights as the Participant, as if the transfer had not taken place. For purposes of this Section 12.4(b), the term “Family Member” means spouse and any parent, stepparent, grandparent, child, stepchild, or grandchild, including adoptive relationships or a trust or any other entity in which these persons (or the Participant) have more than 50% of the beneficial interest.

12.5 BENEFICIARIES. Notwithstanding Section 12.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

12.6 STOCK CERTIFICATES. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

12.7 ACCELERATION UPON A CHANGE OF CONTROL. Except as otherwise provided in an Award Agreement or other written document such as an employment agreement or a change of control agreement, if a Change of Control occurs and Awards are converted, assumed, or replaced by a successor, the Committee shall have the discretion to cause all outstanding Awards to become fully exercisable and all restrictions on outstanding Awards to lapse. Except as otherwise provided in an Award Agreement or other written document such as an employment agreement or a change of control agreement, if a Change of Control occurs and Awards are not converted, assumed, or replaced by a successor, all outstanding Awards shall automatically become fully exercisable and all restrictions on outstanding Awards shall lapse. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options. Upon, or in anticipation of, such an event, the Committee may cause every Award outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.

12.8 LIMITATION ON GRANTS OF AWARDS. Notwithstanding the provisions of Section 9.1, Section 10.1 and Section 11.3 of the Plan, the Committee shall not have the authority to grant shares pursuant to any Performance Share Award or Restricted Stock Award that does not comply with the minimum vesting period or minimum Performance Period that exceeds five percent (5%) of the aggregate number of shares of Stock authorized for grant pursuant to Section 5.1 of the Plan. Notwithstanding any other provision contained herein, the Committee may provide in an Award Agreement for accelerated vesting upon a Change of Control, the Participant’s death, Disability,” “retirement,” “voluntary termination for good reason” or termination by the Company without Cause (as such terms may be defined in the Award Agreement).

ARTICLE 13

CHANGES IN CAPITAL STRUCTURE

13.1 SHARES AVAILABLE FOR GRANT. In the event of any change in the number of shares of Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Stock with respect to which the Committee may grant Awards, the number of shares of Stock subject to any Award, and any numeric limitation expressed in the Plan shall be appropriately adjusted by the Committee.

13.2 OUTSTANDING AWARDS—INCREASE OR DECREASE IN ISSUED SHARES WITHOUT CONSIDERATION. Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of a stock dividend (but only on the shares of Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall proportionally adjust the number of shares of Stock subject to each outstanding Award and the exercise price per share of Stock of each such Award.

13.3 OUTSTANDING AWARDS—CERTAIN MERGERS. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Stock receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Stock subject to such Award would have received in such merger or consolidation.

13.4 OUTSTANDING AWARDS—OTHER CHANGES. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in Article 13, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share exercise price of each Award as the Committee may consider appropriate to prevent the dilution or enlargement of rights relating to Awards granted under the Plan.

13.5 NO OTHER RIGHTS. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the exercise price of any Award.

ARTICLE 14

AMENDMENT, MODIFICATION, AND TERMINATION

14.1 AMENDMENT, MODIFICATION, AND TERMINATION. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (i) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, (ii) shareholder approval is required for any amendment to the Plan that (A) increases the number of shares available under the Plan (other than any adjustment as provided by Article 13), (B) permits the Committee to grant Options with an exercise price that is below Fair Market Value on the date of grant, (C) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant, or (D) permits the Committee to reprice previously granted Options, and (iii) no such action shall be taken that would cause all or part of the payment under any Award to be subject to the additional tax under Section 409A of the Code. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options or SAR awards may not, without stockholder approval, be amended to reduce the exercise price of, or cancel such outstanding Options or SARs in exchange for cash, other awards, Options or SARs, with an exercise price that is less than the exercise price of the original Options or SARs.

14.2 AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 15

GENERAL PROVISIONS

15.1 NO RIGHTS TO AWARDS. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

15.2 NO STOCKHOLDERS RIGHTS. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

15.3 WITHHOLDING. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. With the Committee’s consent, a Participant may elect to (i) have the Company withhold from those shares of Stock that would otherwise be received upon the exercise of any Option, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local or foreign income and employment tax withholding obligations with respect to such Participant, or (ii) tender previously-owned shares of Stock held by the Participant for six months or longer to satisfy the Company’s applicable federal, state, local, or foreign income and employment tax withholding obligations with respect to the Participant.

15.4 NO RIGHT TO EMPLOYMENT OR SERVICES. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

15.5 UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6 INDEMNIFICATION. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.7 RELATIONSHIP TO OTHER BENEFITS. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

15.8 EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

15.9 TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10 FRACTIONAL SHARES. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

15.11 SECURITIES LAW COMPLIANCE. With respect to any person who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

15.12 GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

15.13 GOVERNING LAW. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Maryland.

15.14 SECTION 409A. If any payments under this Plan are subject to the provisions of Section 409A of the Code, it is intended that the terms of this Plan and the applicable Award Agreement will comply fully with and meet all of the requirements of Section 409A of the Code. If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six (6) months after the Participant’s Separation from Service (or if earlier than the end of the six (6) month period, the date of the Participant’s death). Any amounts that would have been distributed during such six (6) month period will be distributed on the day following the expiration of the six (6) month period.

Appendix B

MERITAGE HOMES CORPORATION

~~2006 ANNUAL~~EXECUTIVE MANAGEMENT INCENTIVE PLAN

ARTICLE 1.

ESTABLISHMENT, AND PURPOSE, AND DURATION

1.1 Establishment of the Plan. Meritage Homes Corporation (the “Company”), hereby establishes an annual incentive plan to be known as the “Meritage Homes Corporation ~~2006~~ Executive Management Incentive Plan” (the “Plan”). Historically, the Plan also has been referred to as the “Meritage Homes Corporation 2006 Annual Incentive Plan.”

1.2 Purpose of the Plan. The Plan is designed to (i) recognize and reward on an annual basis select Company executives for their contributions to the overall success of the Company, and (ii) qualify compensation paid under the Plan as “performance-based compensation” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and the regulations thereunder.

1.3 Duration of the Plan. The ~~Plan commenced on February 15, 2006 upon the approval of the~~ Company’s stockholders approved the Plan at the Company’s 2006 Annual Meeting ~~of Stockholders.~~ and the Plan commenced as of February 15, 2006. On May 19, 2010, the Company’s stockholders approved an amendment to the Plan that reapproved, expanded and clarified the Performance Criteria and extended the Plan’s termination date until February 14, 2015. The Plan ~~shall~~will terminate on February 14, ~~2011~~2015, unless the Company’s stockholders approve the ~~First~~Second Amendment. If the ~~First~~Second Amendment is approved by the Company’s stockholders, the Plan shall be extended and terminate on ~~February 14, 2015~~May 13, 2019. This ~~First~~Second Amendment shall be effective as of the date on which it is approved by the Company’s ~~shareholders~~stockholders at the ~~Company’s 2010~~2014 Annual Meeting.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

2.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Award” means the agreement of the Company to pay compensation to a Participant upon the attainment of specified Performance Goals.

(b) “Award Agreement” means the written agreement evidencing the terms and conditions of an Award.

(c) “Board” or “Board or Directors” means the Board of Directors of Meritage Homes Corporation.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Committee” means the Compensation Committee of the Board or the committee appointed by the Board pursuant to Article 3 to administer the Plan.

(f) “Company” means Meritage Homes Corporation, or any successor thereto.

(g) “Covered Employee” means an Employee with the title of Chief Executive Officer, Chief Financial Officer, or Executive Vice President or who is a “covered employee” within the meaning of Section 162(m) of the Code.

(h) “Director” means any individual who is a member of the Board of Directors of the Company.

(i) “Employee” means any full-time, nonunion employee of the Company. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

(j) “Participant” means a Covered Employee who is designated by the Committee to participate in the Plan for a Performance Period pursuant to Article 4.

(k) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: pre- or after-tax net earnings, earnings before interest expense (including interest amortized to cost of sales) and income taxes, including or excluding, at the discretion of the Committee, non-cash charges, impairments, and similar one-time, non-recurring or extraordinary charges (“EBIT”), earnings before interest expense (including interest amortized to cost of sales), income taxes, depreciation and amortization, including or excluding, at the discretion of the Committee, non-cash charges, impairments, and similar one-time, non-recurring or extraordinary charges (“EBITDA”), revenue growth, operating income, operating cash flow, return on net assets, operating expenses, including, without limitation, general and administrative expenses, return on shareholders’ equity, return on assets, return on capital, Share price growth, shareholder returns, gross or net profit margin, earnings per Share, price per Share, market share, operational metrics, including but not limited to, number of sales ~~per~~, closings and backlog for a community, division or company-wide, community growth, specs per community or time to construct a home, objective customer service or satisfaction ratings, whether measured internally or by an accepted third party, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a budget or peer group. The Committee may provide that the Performance Criteria may include or exclude extraordinary charges, non-recurring or unusual items, accounting charges or similar items. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(l) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Goal, the Goal may be expressed in terms of overall Company performance or the performance of an operating unit, division, or community. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; and (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

(m) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, compensation under the Plan.

(n) “Shares” means the shares of common stock of Meritage Homes Corporation.

2.2 Severability. In the event that a court of competent jurisdiction determines that any portion of this Plan is in violation of any statute, common law, or public policy, then only the portions of this Plan that violate such statute, common law, or public policy shall be stricken. All portions of this Plan that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Plan.

ARTICLE 3.

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Compensation Committee of the Board, or by any other Committee appointed by the Board consisting of not less than two Directors who qualify as “outside directors” under Section 162(m) of the Code and the regulations issued thereunder. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

3.2 Authority of the Committee. The Committee shall have all the authority that is necessary or helpful to enable it to discharge its responsibilities under the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to interpret the Plan, to determine eligibility for participation in the Plan, to decide all questions concerning eligibility for and the amount of Awards payable under the Plan, to establish and administer the Performance Goals and certify whether, and to what extent, they are attained, to cancel and reissue any Awards granted hereunder in the event the Award lapses for any reason (provided that the Committee shall not have the authority to re-price previously issued and currently outstanding Awards without shareholder approval), to construe any ambiguous provisions of the Plan, to correct any default, to supply any omission, to reconcile any inconsistency, to issue administrative guidelines as an aide to the administration of the Plan, to make regulations for carrying out the Plan, and to decide any and all questions arising in the administration, interpretation, and application of the Plan.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

3.4 Section 162(m) Compliance. This Plan shall be administered to comply with Section 162(m) of the Code and, if any provisions of the Plan cause any Award to not qualify as performance-based compensation under Section 162(m) of the Code, that provision shall be stricken from this Plan, but the other provisions of this Plan shall remain in effect. Any action striking any portion of this Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Plan. Furthermore, if any portion of the Plan or any Award Agreement conflicts with Section 162(m) or the regulations issued thereunder, the provisions of Section 162(m) and such regulations shall control.

ARTICLE 4.

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility. Participation is limited in any fiscal year to Employees who the Committee concludes will be Covered Employees for such year.

4.2 Actual Participation. From among the Covered Employees eligible to participate each year, the Committee may select those to receive Awards in any one or more Performance Periods under the Plan.

ARTICLE 5.

FORM OF AWARDS.

Awards shall be paid in cash. The Committee may, in its sole discretion, subject any Award to such terms, conditions, restrictions, or limitations (including but not limited to restrictions on transferability, vesting, termination of employment for cause or otherwise, or change of control) that the Committee deems to be appropriate, provided that such terms are not inconsistent with the terms of the Plan or Section 162(m) of the Code. All Awards will be evidenced by an Award Agreement.

ARTICLE 6.

DETERMINATION AND LIMITATION OF AWARDS.

6.1 Determination of Awards. Within the time prescribed by Section 162(m) of the Code for each Performance Period, the Committee shall, in its sole discretion, determine and establish:

(a) the Performance Goals applicable to the Performance Period for each Participant;

(b) the total dollar amount (or formula pursuant to which the total dollar amount is determined) payable to each Participant under the Award based upon attaining the Performance Goals; and

(c) such other terms and conditions of such Award as the Committee determines to be appropriate under the circumstances.

Such determinations shall be reflected in the minutes of a Committee meeting, or in a written action adopted without the necessity of a meeting, and also shall be documented in the Award Agreement.

6.2 Limitations of Awards. If only one Performance Goal is established for a Performance Period, the Performance Goal for such Performance Period must be achieved in order for a Participant to receive payment for an Award for such Performance Period. If more than one Performance Goal is established for a Performance Period, one or more of the Performance Goals for such Performance Period must be achieved in order for a Participant to receive payment for an Award for such Performance Period, all as set forth in accordance with the terms of the Award Agreement. Furthermore, the Committee is authorized at any time during or after a Performance Period to reduce or eliminate (but not to increase) the amount of an Award payable to any Covered Employee for a Performance Period for any reason. Notwithstanding the foregoing, the Committee, in its sole discretion may in an Award Agreement or in an employment agreement, provide that if a Participant dies or becomes disabled (as defined in the Award Agreement or in an employment agreement), the Participant or the Participant’s beneficiary will receive a payment for the Performance Period equal to the Participant’s target Award for the Performance Period in which the death or disability occurs. The Committee may provide in a change of control agreement or in an Award Agreement that in the event of a “change of control” (as defined in the Company’s 2006 Stock Incentive Plan, as amended) during the Performance Period, if (1) the Participant is employed on the date of the change of control, or (2) if the Participant’s employment is terminated by the Company without Cause after the beginning of the Performance Period and within 150 days prior to the change of control, the Participant shall be entitled to receive payment for an Award equal to the greater of (i) the Participant’s target Award for the Performance Period in which the change of control occurs or (ii) an amount equal to the Award the Participant would be entitled to receive by projecting actual performance as of the date of the change of control through the end of the Performance Period.

6.3 Maximum Awards. Notwithstanding any provision in the Plan to the contrary, the maximum Award payable to any Covered Employee under the Plan for a Performance Period shall be ~~1.85~~2.25% of EBITDA, before consideration of bonuses paid to Covered Employees.

6.4 Employment Continuation. Unless otherwise determined by the Committee, provided in the Award Agreement, or required by applicable law, no payment pursuant to this Plan shall be made to a Participant unless the Participant is employed by the Company on the last day of the Performance Period.

6.5 Payment of Awards. The Awards under this Plan shall be paid to each Participant no later than the 15th day of the third month following the calendar year in which the Award is earned, or, if payment by such date is not “administratively practicable” (as determined by the regulations issued under Section 409A of the Code), such later date as permitted by the regulations issued under Section 409A of the Code.

6.6 Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

ARTICLE 7.

RIGHTS OF EMPLOYEES

7.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

7.2 Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 8.

AMENDMENT, MODIFICATION, AND TERMINATION

The Committee may suspend or terminate the Plan at any time with or without prior notice. In addition, the Committee may from time to time and with or without prior notice, amend or modify the Plan in any manner, but may not without shareholder approval adopt any amendment that would require the vote of shareholders of the Company pursuant to Section 162(m) of the Code.

ARTICLE 9.

WITHHOLDING

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan.

ARTICLE 10.

SUCCESSORS

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 11.

REQUIREMENTS OF LAW

11.1 Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required.

11.2 Governing Law. The Plan, and all agreements hereunder, shall be governed by the laws of the State of Maryland.

11.3 Section 409A of the Code. If any payments under this Plan are subject to the provisions of Section 409A of the Code, it is intended that the Plan will comply fully with and meet all the requirements of Section 409A of the Code.

MERITAGE HOMES CORPORATION

Annual Meeting of Stockholders May 14, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The shareholder(s) signing below hereby appoint(s) Steven J. Hilton, C. Timothy White and Larry W. Seay, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MERITAGE HOMES CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, local time on May 14, 2014, at Meritage’s new headquarters at 8800 E. Raintree Drive, Suite 300, Scottsdale, Arizona 85260, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” EACH OF THE PROPOSALS 2, 3, 4 AND 5, AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT PROPERLY COME BEFORE THE MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE

▲  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

of Stockholders to be held May 14, 2014. The Proxy Statement and our 2013 Annual

Report to Stockholders are available at: www.allianceproxy.com/meritagehomes/2014

									FOR	AGAINST	ABSTAIN

1. Election of four Class I Directors, each to hold office until our 2016 annual meeting,							2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent	☐	☐	☐
								registered public accounting firm for the
								2014 fiscal year,
				FOR	WITHHOLD AUTHORITY	FOR ALL	3.	Advisory vote to approve compensation of	☐	☐	☐
				ALL	FOR ALL	EXCEPT		our Named Executive Officers,
01	Steven J. Hilton	02	Raymond Oppel	☐	☐	☐	4.	Approve the Amended and Restated 2006	☐	☐	☐
03	Richard T. Burke, Sr.	04	Dana C. Bradford					Stock Incentive Plan,

INSTRUCTIONS: To withhold authority to vote for any individual,							5.	Approve an amendment to and extension of	☐	☐	☐
mark, “For All Except” and write the nominee’s name(s) on the line								the Executive Management Incentive Plan.
below.

							NOTE: The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.

								I plan to attend the meeting ☐

								Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date:

CONTROL NUMBER	Signature

Signature (if held jointly)

▲  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.cesvote.com	Call 1 (888) 693-8683
Have your proxy card available	Use any touch-tone telephone to	Mark, sign, and date your proxy
when you access the above	vote your proxy. Have your proxy	card, then detach it, and return it
website. Follow the prompts to	card available when you call.	in the postage-paid envelope
vote your shares.	Follow the voting instructions to	provided.
vote your shares.